                                                                   Exhibit 10(d)

        -------------------------------------------------------------

                                                   INVESTMENT NUMBER 7422
                               Loan Agreement


                                   between


                     PHOENIX RESOURCES COMPANY OF QARUN

                                     and

                      INTERNATIONAL FINANCE CORPORATION






                           Dated January 26, 1996


        -------------------------------------------------------------

                                                    TABLE OF CONTENTS
ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Definitions and Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         Section 1.01. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 1.02. Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 1.03. Business Day Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

The Project, Project Cost and Financial Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         Section 2.01. The Project  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.02. Project Cost and Financial Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

The Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         Section 3.01. The Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.02. Disbursement Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.03. A Loan Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.04. B Loan Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.05. Additional Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 3.06. Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 3.07. Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 3.08. Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 3.09. Payments in Dollars  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.10. Allocation of partial Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.11. Maintenance Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.12. Funding  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.13. Suspension or Cancellation of disbursements by IFC . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.14. Cancellation by the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 3.15. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 3.16. Illegality  of Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 4.01. Borrower's Letter of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 4.02. Other Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 4.03. IFC Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 4.04. Rights and Remedies not Limited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

Conditions of Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         Section 5.01. Initial Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 5.02. Conditions of each Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 5.03. Other Disbursement Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 5.04. Borrower Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 5.05. Conditions for IFC Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 5.06. Saving of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

Particular Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

         Section 6.01. Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 6.02. Minimum Retention Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 6.03. Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 6.04. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 6.05. Document Taxes etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

         Section 7.01. Acceleration after Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 7.02. Events of default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 7.03. Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 7.04. Notice of events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE VIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

         Section 8.01. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 8.02. English Language . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 8.03. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72


         Section 8.04. Financial Calculations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 8.05. Termination of agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 8.06. Jurisdiction and enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 8.07. Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 8.08. Successors and assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 8.09. Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 8.10. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 8.11. Remedies and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

ANNEX 1   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

Information for Annual Operations Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

ANNEX 2   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

Subordination Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

ANNEX 3   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

Security Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

ANNEX 4   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

Anti-substantive Consolidation Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

ANNEX 5   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

Debt Reserve Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

SCHEDULE 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

Form of Request for Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

SCHEDULE 2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93

Form of Loan Disbursement Receipt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93

SCHEDULE 3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

Form of Certificate of Incumbency and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

SCHEDULE 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

Form of Letter to Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

SCHEDULE 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

Form of Guarantor Disbursement Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

SCBEDULE 6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

Post-Completion Guarantee Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

                                 LOAN AGREEMENT




         AGREEMENT, dated January 26, 1996, between:

          (1) PHOENIX RESOURCES COMPANY OF QARUN, a company incorporated under the laws of the State of Delaware, United States of America (the "Borrower"); and

          (2) INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC").



                                   ARTICLE I

                         Definitions and Interpretation


  Section 1.01. Definitions. Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

"A Loan"                          the loan specified in Section 3.01(a) or, as the context requires, its principal amount from time to time outstanding;

"A Loan
Disbursement"                     any disbursement of the A Loan;

"A Loan
Interest Rate"                    for any Interest Period, the rate of interest payable on the A Loan during that
                                  Interest Period determined in accordance with Section 3.03;

"Accounting
Principles"                       generally accepted accounting principles in the United States consistently applied;


"Affiliate"                       any entity directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, "control" means the power to direct the management or policies of an entity, directly or indirectly, whether through the ownership of securities, by contract or otherwise (provided that the direct or indirect ownership of 20% or more of the share capital of an entity is deemed to constitute control of that entity), and "controlling" and "controlled" have corresponding meanings);

"Apache Egypt"                    Apache Oil Egypt, Inc., a company incorporated under the laws of the State of Delaware;


"Approved Program
and Budget"                       any "Program" and "Budget" (as such terms are defined in the Joint Operating
                                  Agreement) approved by the Management Committee in accordance with the provisions of the Joint Operating Agreement;

"Auditors"                        Arthur Andersen & Co., or such other firm of independent public accountants as the
                                  Borrower, with IFC's consent (which shall not be unreasonably withheld or delayed), from time to time appoints as its auditors;

"Authority"                       any government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity;

"Authorization"                   includes any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors and stockholders'
                                  approvals or consents;

"Authorized
Financial
Officer"                          in relation to the Borrower, its President or Chief Financial Officer;

"Authorized


Person"                           in relation to any Person, any officer of such Person appointed by it to act on its behalf in relation to this Agreement and the other Transaction Documents and, in the case of the Borrower, whose name and specimen signature appears on the certificate of incumbency and authority, substantially in the form of Schedule 3, most recently delivered to IFC by the Borrower;

"bbl" and "bbl/d"                 barrels of oil and barrels of oil per day;

"B Loan"                          the loan specified in Section 3.01(b) or, as the context requires, its principal amount from time to time outstanding;

"B Loan
Disbursement"                     any disbursement of the B Loan;

"B Loan
Interest Rate"                    for any Interest Period, the rate of interest payable on the B Loan during that
                                  Interest Period determined in accordance with Section 3.03;

"Borrower's Letter
of Information"                   the letter, dated September 15, 1995, addressed by the Borrower to IFC and containing material information and representations concerning the Borrower, the Project, the
                                  Financial Plan, the organization, operations, affiliations, liabilities and assets
                                  (including any Liens on those assets) of the Borrower and any other relevant matters, and any amendment or supplement to such letter which is acceptable to IFC;

"Borrowers"                       the Borrower and Apache Egypt;

"Business Day"                    a day when banks are open for business in New York City and, for the purpose of determining the A Loan Interest Rate and the B Loan Interest Rate, London, England as
                                  well;

"Cash Call"                       is defined in Article 1 of the Joint Operating Agreement;

"Cash Calls


Reserve
Account"                          is defined in Section 2.01(a)(iii) of the Trust Agreement;

"Code"                            the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect from time to time;

"Concession"                      the exclusive concession for the exploration and exploitation of Hydrocarbons in the
                                  Concession Area granted by the Government pursuant to the Concession Agreement;

"Concession
Agreement"                        the Concession Agreement for Petroleum Exploration and Exploitation, signed by virtue of Egyptian Law No. 113 of 1993 on May 17, 1993 between Egypt, EGPC, Phoenix Qarun and
                                  Apache Egypt, as amended by the Agreement for Amending the Gas Price Provisions signed by virtue of Egyptian Law No. 35 of 1994 on June 16, 1994;

"Concession Area"                 the area of 7,800 square kilometers located approximately 160 kilometers southwest of
                                  Cairo in Egypt in the Western Desert, known as the Qarun Concession Area, as described in Annexes A and B of the Concession Agreement;

"Corrupt
Practices Acts"                   the Foreign Corrupt Practices Act of the United States and any similar law of the Arab
                                  Republic of Egypt, as amended from time to time;

"Debt"                            any obligation (whether actual or contingent) of the Borrower to pay or repay money including, without limitation:

                                  (i)      all Indebtedness for Money Borrowed, excluding any subordinated indebtedness to the extent permitted under Section 6.03(a)(ii);


                                     - 5 -

                                  (ii)     the aggregate amount then outstanding of all liabilities of any party to the extent the Borrower guarantees them;
                                  (iii)    all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

                                  (iv)     the deferred purchase price of assets or services (other than assets or services obtained on commercial terms in the ordinary course of business);

"Debt Reserve
Letter of Credit"                 an irrevocable letter of credit issued by an Eligible Bank for the benefit of IFC, the terms of which shall comply with the provisions set out in Annex 5, and which shall otherwise be in form and substance acceptable to IFC;

"Debt Reserve
Support Method"                   any one of the three methods for the maintenance of the Minimum Retention Amount specified in Section 6.02 (a);

"Debt Service
Coverage Ratio"                   for any calculation date, the quotient obtained by dividing:

                                  (i)      the projected Net Cash Flow in the period of four consecutive Fiscal Quarters commencing with the Fiscal Quarter in which such date occurs plus the Minimum
                                           Retention Amount as of such date; by

                                  (ii)     the aggregate of all scheduled payments of principal of, and interest on, the
                                           Loan falling due in the same period (assuming, if LIBOR has not been determined for any part of such period, that LIBOR in effect on such calculation date will remain in effect throughout such period);


                                     - 6 -

"Deed of
Assignment"                       the Deed of Assignment, dated July 1, 1994, between Apache Egypt and GNR Egypt and accepted and approved by Egypt and EGPC;

"Deed of
Assumption"                       the Deed of Assumption, executed November 22, 1994 but effective July 1, 1994, among
                                  GNR Egypt, the Borrower and Apache Egypt;

"Development
Leases"                           is defined in the Concession Agreement;

"Development Plan"                the plan entitled Qarun Field, Development Plan, describing the Project and its implementation, attached as Annex B to the Borrower's Letter of Information;

"Disbursement"                    an A Loan Disbursement or a B Loan Disbursement or both, as the context requires;

"Discount Rate"                   ten per cent (1O%) per annum;

"Dollars" and
the sign "$"                      the lawful currency of the United States of America;

"Early Production
Agreement"                        the Letter of Understanding dated August 13, 1995 between the Borrower and EGPC;

"EGPC"                            the Egyptian General Petroleum Corporation, a legal entity established by Egyptian Law
                                  No. 167 of 1958 (as amended);

"Egypt"                           the Arab Republic of Egypt;

"Eligible Bank"                   a major international bank, acceptable to IFC, having a combined capital and surplus of not less than $1,000,000,000 and rated not less than AA- by The Standard and Poor's
                                  Corporation or the equivalent of such rating by Moody's Investors Services, Inc. or
                                  Duff and Phelps;


                                     - 7 -

"Engagement
Agreement"                        the agreement made or to be made between the Borrowers and the Independent Engineer, substantially in the form of the draft a copy of which has been initialed by the
                                  Borrowers and IFC for the purpose of identification;

"Environmental
Impact
Assessment"                       the assessment of the environmental impact of the Project prepared in connection with the Project, contained in a document dated May 1995 delivered by the Borrower to IFC;

"Environmental
Requirements"                     the environmental, occupational health and safety policies, standards and guidelines of the World Bank set out in the Environmental Impact Assessment and those of the
                                  Government or any Authority of Egypt applicable from time to time;

"ERISA"                           the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect from time to time;

"ERISA Affiliate"                 each person (as defined in Section 3(9) of ERISA) which together with the Guarantor,
                                  Phoenix International or the Borrower or a Subsidiary of any of the foregoing would be deemed to be a "single employer":

                                  (i)      within the meaning of Section 414(b),(c), (m) or (o) of the Code; or

                                  (ii)     as a result of the Guarantor, Phoenix International or the Borrower or a
                                           Subsidiary of any of the foregoing being or having been a general partner of such person;

"Event of Default"                any one of the events specified in Section 7.02;


"Farmout
Agreement"                        the Qarun Farmout Agreement, dated July 25, 1994, between Apache Egypt and GNR Egypt;

"Financial Plan"                  the proposed sources of financing for the Project set out in Section 2.02(c);

"Financial
Statements"                       with respect to any Person, such Person's quarterly or, as the context requires, annual balance sheet, income statement, reconciliation of retained earnings and statement of changes in cash flows for such fiscal period and, in the case of quarterly financial statements, for the portion of the fiscal year ended at the end of such fiscal quarter, together with all notes thereto, with comparable figures for the corresponding periods of, or date in, its previous fiscal year, each prepared in accordance with the Accounting Principles;

"Fiscal Quarter"                  a calendar quarter;

"Fiscal Year"                     the accounting year of the Borrower commencing each year on January 1 and ending on
                                  December 31 in such year, or such other accounting period of the Borrower as the
                                  Borrower, with IFC's consent, from time to time designates as its accounting year;

"GNR Egypt"                       GNR (Egypt) Limited, a wholly owned subsidiary of Global Natural Resources Inc.;

"Government"                      the Government of Egypt;

"Government
Approvals"                        all authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Authorities necessary for the realization of the Project in accordance with the Transaction Documents;

"Guarantee
Agreements"                       together:


                                  (i)      the Performance and Pre-Completion Guarantee Agreement; and

                                  (ii)     the Post-Completion Guarantee Agreement (if delivered);

"Guarantor"                       Phoenix Resource in its capacity as guarantor under the Performance and Pre-Completion
                                  Guarantee Agreement or, as the case may be, the Post-Completion Guarantee Agreement;

"Guarantor
Disbursement
Certificate"                      a certificate by the Guarantor, substantially in the form set out in Schedule 5;

"Guarantor's Letter
of Information"                   the letter, dated September 15, 1995, addressed by the Guarantor to IFC and containing material information and representations concerning the Guarantor, the organization, operations, affiliations, liabilities and assets (including any Liens on those assets)
                                  of the Guarantor and other matters, and any amendment or supplement to such letter which is acceptable to IFC;

"Hydrocarbons"                    is defined in Section 1.2 of the Security Agreement;

"ICA"                             the United States Investment Company Act of 1940, as amended;

"Indebtedness for
Money Borrowed"                   as of any date of determination, with respect to the Borrower and without duplication:

                                  (i)      any indebtedness for borrowed money then outstanding;

                                  (ii)     the outstanding principal amount of any bonds, notes, loan stock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

                                  (iii)    any credit to the Borrower from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services (except trade accounts payable within 90 days in the ordinary course of business);

                                  (iv)     non-contingent obligations of the Borrower to reimburse any other person in respect of amounts paid under a letter of credit or similar instrument
                                           (excluding any such letter of credit or similar instrument issued for the benefit of the Borrower in respect of trade accounts in the ordinary course of business);

                                  (v)      amounts raised under any other transaction having the commercial effect of a borrowing and which would be classified as a borrowing (and not as an off-
                                           balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the asset leased;

                                  (vi)     any fixed or minimum premium payable on a redemption or replacement of any of the foregoing obligations; and

                                  (vii)    obligations in respect of margin calls pursuant to commodities or financial futures contracts;

"Independent
Engineer"                         Netherland, Sewell & Associates, Inc. or such other independent, qualified engineering firm from time to time agreed in writing between the Borrowers and IFC;

"Interest
Determination
Date"                             the second Business Day before the beginning of each Interest Period;


"Interest
Payment Date"                     June 15 or December 15 of each year;

"Interest Period"                 each six month period beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date; except in the case of the first period applicable to each Disbursement when it shall mean the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

"Joint Operating
Agreement"                        the Joint Operating Agreement dated January 1, 1993 between the Borrower and Apache
                                  Egypt, the obligations of which, insofar as they relate to the participating interest in the Concession assigned to GNR Egypt by the Farmout Agreement, were accepted and assumed by GNR Egypt by the Deed of Assumption;

"Letters of
Information"                      together, the Borrower's Letter of Information and the Guarantor's Letter of
                                  Information;

"Lien"                            any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or bankers hen, privilege or priority of any kind having the effect of security, including, without limitations any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy relating to the transactions contemplated by this Agreement;

"Life of Loan
Coverage Ratio"                   for any calculation date, the ratio expressed as a percentage obtained by dividing:

                                  (i)      the present value, based on the Discount Rate, of the Borrower's projected Net
                                           Cash Flow derived from the Proven Reserves as of such calculation date in the period commencing on such calculation date and


                                           ending on the date of the final scheduled maturity of the A Loan plus the
                                           Minimum Retention Amount as of such calculation date; by

                                  (ii)     the aggregate amount of principal of the A Loan and the B Loan outstanding on such calculation date;

"Loan"                            collectively, the A Loan and the B Loan provided for in Section 3.01 or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time;

"Loan Obligations"                 all obligations of the Borrower under this Agreement for the payment to IFC of:

                                  (i)      principal of, and interest on, the Loan; and

                                  (ii)     all other amounts, including interest, fees, Maintenance Amount, indemnities, costs and expenses, in respect of or in relation to, the Loan, this Agreement or any other Transaction Document;

"Long-term Debt"                  as of the date of determination, that part of the Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

"Maintenance
Amount"                           the amount certified in the Maintenance Amount Certification to be IFC's or any
                                  Participant's net incremental costs of making or maintaining the Loan or its
                                  Participation which result from:

                                  (i)      any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

                                  (ii)     compliance with any request from, or requirement of, any central bank or other monetary or other Authority;


                                           which in any case, after the date of this Agreement:

                                           (A)     imposes, modifies or makes applicable any reserve, special deposit or similar requirement, against assets held by, or deposits with or for the account of, or loans made by IFC or such Participant;

                                           (B)     imposes a cost on IFC or such Participant as a result of its having made the Loan (or, in the case of the Participant, acquired its
                                                   Participation) or reduces the rate of return on the overall capital of IFC or the Participant which it would have achieved, had it not made the Loan or acquired the Participation;

                                           (C)     changes the basis of taxation on payments received by IFC in respect of the Loan or by the Participant in respect of its Participation
                                                   (otherwise than by a change in taxation of the overall net income of
                                                   IFC or the Participant imposed by the jurisdiction of its
                                                   incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

                                           (D)     imposes on IFC or the Participant any other condition regarding the making or maintaining of its Loan or Participation;

                                  but excluding any incremental costs of making or maintaining a Participation which are a direct result of a Participant having its principal office in Egypt or having or maintaining a permanent office or establishment in Egypt, if and to the extent that permanent office or establishment acquires the Participation;


                                     - 14 -

"Maintenance
Amount
Certification"                    a certification furnished from time to time by IFC, or to IFC by any Participant, certifying:

                                  (i)      the circumstances giving rise to the Maintenance Amount;

                                  (ii)     that the Participant's or IFC's net costs have
                                           increased;

                                  (iii)    that, in the opinion of IFC or, as the case may be,
                                           the Participant, it has exercised reasonable efforts to
                                           minimize or eliminate such increase; and

                                  (iv)     the Maintenance Amount;

"Management
Committee"                        the Management Committee appointed pursuant to Article 8
                                  of the Joint Operating Agreement;

"Material Adverse
Effect"                           a material adverse effect on:

                                  (i)      the ability of the Borrower or any other party to a Transaction Document to observe and perform its obligations under any Transaction Document to which it is a party in a timely manner; or

                                  (ii)     the performance, operations or financial condition of the Project;

"Minimum Retention
Amount"                           as of any determination date, the aggregate amount of all principal of, and interest
                                  (computed at the interest rate or rates then in effect) on the Loan due and payable in the six months next following such date, excluding any amount due on such date;

"Minimum Retention
Amount Notice"                    is defined in Section 6.02(a);


                                     - 15 -

"Net Cash Flow"                   for any period:
                                  (i)      all proceeds from the sale of the Borrower's proportionate share of the
                                           Concession's production of Hydrocarbons in such period; less

                                  (ii)     the aggregate of:

                                           (A)     Permitted Operating Expenses; and

                                           (B)     Permitted Capital Expenses.

                                  For the purpose of this definition, the initial oil price will be assumed to be $16 per barrel in 1995 and the inflation assumption for Permitted Operating Expenses and
                                  Permitted Capital Expenses as well as the future oil price will be at the rate of 3%
                                  per annum;

"Operating
Company"                          Qarun Petroleum Company, a joint stock company established on August 13, 1995 pursuant to Article VI of the Concession Agreement;

"Participant"                     any person who acquires a Participation;

"Participation"                   the investment of a Participant in the B Loan, or as the context requires, in a B Loan
                                  Disbursement;

"Participation
Agreement"                        an agreement between IFC and a Participant pursuant to which the Participant acquires a Participation;

"Performance and
Pre-Completion
Guarantee
Agreement"                        the Performance and Pre-Completion Guarantee Agreement, dated as of the date of this
                                  Agreement, between Phoenix Resource and IFC, substantially in the form of the draft a copy of which has been initialled by the Borrower and IFC for identification;


                                     - 16 -

"Permitted Capital
Expenses"                                  for any period, the Borrower's proportionate share of
                                           Project capital expenditures included in the relevant Approved Program and
                                           Budget, including development expenditures but excluding exploration expenditures;

"Permitted Liens"                          together:

                                           (i)     Liens created under the Security Documents;

                                           (ii)    Liens for any tax, assessment or other governmental charge not yet due or being contested in good faith and by appropriate proceedings, so long as:

                                                   (A)      such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any part of the Project,
                                                            title thereto or any interest therein, nor interfere in any material respect with the use or disposition of the Project;
                                                            and

                                                   (B)      with respect to any such proceeding involving an amount of
                                                            $500,000 or more, a bond or other security acceptable to IFC has been posted or provided in such manner and amount as to assure IFC that any taxes, assessments or other charges
                                                            determined to be due will be promptly paid in full when such contest is determined;

                                           (iii)   retentions of title in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business in connection with the implementation of the Project, either for:

                                                   (A)      amounts not yet due;



                                                   (B)      amounts which are not more than thirty (30) days past due; or

                                                   (C)      for amounts being contested in good faith and by appropriate proceedings so long as;

                                                            (x)     such proceedings shall not involve any substantial
                                                                    danger of the sale, forfeiture or loss of any part
                                                                    of the Project, title thereto or any interest
                                                                    therein, and shall not interfere with the use or
                                                                    disposition of the Project; and

                                                            (y)     with respect to any such proceeding involving an
                                                                    amount of $500,000 or more, a bond or other security
                                                                    acceptable to IFC has been posted or provided in
                                                                    such manner and amount as to assure IFC that any
                                                                    amounts determined to be due will be promptly paid
                                                                    in full when such contest is determined;

                                           (iv)    Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security acceptable to IFC have been provided or are fully covered by insurance;

                                           (v)     Liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                                           (vi)    Liens arising under the Concession Agreement, the Joint Operating
                                                   Agreement, or any of the Project Documents in respect of.


                                                   (A)      obligations or amounts which are not yet due;

                                                   (B)      obligations or amounts which are not more than 30 days past due; or

                                                   (C)      obligations or amounts being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any substantial danger of the sale, forfeiture or
                                                            loss of any part of the Project, title thereto or any
                                                            interest therein, and shall not interfere with the use of or disposition of the Project.

"Permitted
Maintenance
Expenses"                                  for any period, those Permitted Capital Expenses relating to the repair and maintenance of the Project;

"Permitted
Operating
Expenses"                                  for any period, the Borrower's proportionate share of noncapital operating expenses for the Project but excluding Permitted Capital Expenses, principal, interest and other financing expenses, any other management and overhead expenses and all non-cash expenses;

"Person"                                   any natural person, corporation, partnership, firm association, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Phoenix
International"                             Phoenix Resources Company International, a company incorporated under the laws of the State of Delaware, the parent of the Borrower;

"Phoenix
Resource"                                  The Phoenix Resource Companies, Inc., a company incorporated under the laws of the State of Delaware, the parent of Phoenix International;


                                     - 19 -

"Plan"                                     any "employee benefit plan" as defined in Section 3(3) of ERISA or any "Plan"
                                           as defined in Section 4975(e)(1) of the Code;

"Pledge Agreement"                         the Pledge Agreement, dated as of the date of this Agreement, between Phoenix
                                           International and IFC, substantially in the form of the draft a copy of which has been initialed by the Borrower and IFC for identification;

"Pledged Shares"                           is defined in the Pledge Agreement;

"Post-Completion
Guarantee
Agreement"                                 the Post-Completion Guarantee Agreement, between Phoenix Resource and IFC, substantially in the form of the draft, a copy of which is set out in Schedule
                                           6;

"Potential Event
of Default"                                any event or circumstance which would, with notice, lapse of time or both, become an Event of Default;

"Pre-Completion
Margin"                                    two and three-eighths per cent (2-3/8%) per annum;

"Proceeds Account"                         is defined in Section 2.01(a)(i) of the Trust Agreement;

"Project"                                  the project described in Section 2.01;

"Project
Completion Date"                           the date, determined as provided below, on which all of the following requirements are satisfied to IFC's reasonable satisfaction:

                                           (i)     the Project facilities and development wells have been properly constructed installed, drilled, completed, tested and commissioned in accordance with the Development Plan (as it may be updated) and good international oil industry practices, and are fully operational;


                                     - 20 -

                                           (ii)    the Operating Company has accepted all contractors' work and equipment without reservation other than "punch list" items that do not materially affect Project operations, and all amounts then due and payable to all suppliers and contractors have been paid in full with no material outstanding claims by them;

                                           (iii)   the Project facilities have satisfied all contracted performance criteria (including a minimum level of production of 35,000 bbl/d of crude oil), output quality and consumption of raw materials;

                                           (iv)    the Project facilities have been constructed in accordance with, and are operating in compliance with, the Environmental Requirements;

                                           (v)     the Project has (in accordance with the Development Plan, good international oil industry practices, prudent long term extraction plans, and applicable laws) for a period of 90 consecutive days:

                                                   (A)      produced, processed and delivered at the Dashour Booster
                                                            Station of the SUMED pipeline an average of 28,000 bbl/d of crude oil; and

                                                   (B)      achieved a production and delivery rate of at least 30,000 bbl/d during at least seven consecutive days of such period;

                                           (vi)    the aggregate of the Proven Reserves plus all Hydrocarbons produced from the Concession to such date is at least 60 million bbl;

                                           (vii)   no legal or administrative action in any court or tribunal or by any
                                                   Authority is pending, or to the Borrower's best knowledge is threatened, which would materially and adversely affect the Project;


                                           (viii)  all Authorizations, including all permits and consents of Egypt and any Authority of Egypt required for the operation of the Project and all other laws, certificates, rights of way and approvals, which are or will be required to install and operate the Project facilities have been obtained and are in full force and effect;

                                           (ix)    the Transportation Agreement, if required, and the Terminalling
                                                   Agreement, if required, has or have been entered into and is or are in full force and effect;

                                           (x)     no Event of Default or Potential Event of Default has occurred and is continuing;

                                           (xi)    the Minimum Retention Amount is available in full under a Debt
                                                   Reserve Support Method established in accordance with Section 6.02;

                                           (xii)   IFC has received:

                                                   (A)      a notice signed by an Authorized Person of the Borrower,
                                                            certifying that the requirements set out in paragraphs (i)
                                                            through (vi) above have occurred and that the requirements set out in paragraphs (vii) through (x) above have been
                                                            satisfied (the "Project Completion Date Certificate");

                                                   (B)      a certificate from the Independent Engineer that the
                                                            requirements set out in paragraphs (i), (iii), (v) and (vi)
                                                            above have been satisfied;

                                                   (C)      a certificate from Environmental Enterprises, Cairo, (or
                                                            another independent qualified environmental consulting firm acceptable to IFC) that the requirements set out in paragraph
                                                            (iv) above have been satisfied;


                                                   (D)      a certificate from the Auditors that the Borrower is, as of the date of such certificate, in compliance with its
                                                            financial covenants contained in Sections 6.01 (s) and 6.03
                                                            (a), (g), (j), (o), (p) and (r) as applicable at such date;
                                                            and

                                                   (E)      a certificate from the Borrower that it is in compliance with the covenants contained in Section 6.03 (b), (d), (e), (f),
                                                            (h), (i), (k), (1), (m), (n), (q), (s) and (t); and

                                           (xiii)  IFC has delivered the Project Completion Notice, such delivery not to be unreasonably withheld or delayed;

"Project
Completion Date
Certificate"                               is defined in paragraph (xii) (A) of the definition of "Project Completion
                                           Date";

"Project Completion
Notice"                                    the notice to be delivered by IFC to the Borrower stating that the Project
                                           Completion Date Certificate and related certificates from the Independent
                                           Engineer and the Auditors received by IFC are acceptable to it;

"Project
Documents"                                 together:

                                           (i)     the Concession Agreement;

                                           (ii)    the Joint Operating Agreement;

                                           (iii)   the Early Production Agreement;

                                           (iv)    the Transportation Agreement, if any;

                                           (v)     the Terminalling Agreement, if any;

                                           (vi)    the Engagement Agreement;


                                           (vii)   the Service Contract;

                                           (viii)  the Deed of Assignment;

                                           (ix)    the Deed of Assumption;

                                           (x)     all Sales Contracts;

                                           (xi)    all Development Leases; and

                                           (xii)   the Charter of the Operating Company;

"Proven Reserves"                          as of the date of determination, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

                                           For the purposes of this definition, Proven Reserves are limited to those quantities of Hydrocarbons which can be expected at such date, with little doubt, to be recoverable commercially at then current prices and costs (as escalated in accordance with the definition of Net Cash Flow), under then existing regulatory practices and with then existing conventional equipment and operating methods;

"PUHCA"                                    the United States Public Utility Holding Company Act of 1935, as amended, and the rules and regulations adopted thereunder;

"Reserve Account"                          is defined in Section 2.01(a)(ii) of the Trust Agreement;

"Restricted
Payments"                                  all payments or other distributions by the Borrower to Phoenix Resource or any affiliate of Phoenix Resource or the Borrower (including, without limitation, any dividend, return of capital or other distribution, payment or delivery of cash or property or any redemption, retirement, purchase or other acquisition of any shares of the capital stock of the Borrower) other than:


                                           (i)     any payment made in accordance with Section 6.01(b);

                                           (ii)    payments to Phoenix Resource pursuant to the Service Contract; and

                                           (iii)   payments to the Operating Company made in the ordinary course of business under the Concession Agreement;

"Retention
Account"                                   is defined in Section 2.01(a) of the Trust Agreement;

"Reuters Screen
LIBO Page"                                 the display of London interbank offered rates (commonly known as "LIBOR") of major banks for Dollar deposits designated as page "LIBO" on the Reuters
                                           Monitor Money Rates Service (or any other page that replaces the LIBO page and displays London interbank offered rates for Dollar deposits);

"Sales Contracts"                          is defined in Section 1.2 of the Security Agreement;

"Security"                                 the security created by or pursuant to the Security Documents to secure the
                                           Loan Obligations;

"Security
Agreement"                                 the Security Agreement, dated as of the date of this Agreement, between the
                                           Borrower and IFC, substantially in the form of the draft a copy of which has been signed by the Borrower and IFC for identification;

"Security
Documents"                                 the documents specified in Annex 3;

"Service Contract"                         the Service Contract, dated as of January 1, 1993, between the Borrower and
                                           Phoenix Resource;

"Subsidiary"                               for any Person, any entity:


                                           (i)     over fifty per cent (50%) of whose share capital or other equity capital is owned, directly or indirectly, by that Person;

                                           (ii)    for which that Person may nominate or appoint more than fifty percent
                                                   (50%) of the members of the Board of Directors or persons performing similar functions; or

                                           (iii)   which is otherwise effectively controlled by that Person;

"Terminalling
Agreement"                                 any agreement, in form and substance reasonably satisfactory to IFC, providing for the storage of the Concession's production of crude oil at the oil terminal at Side
                                           Kirir;

"Transaction
Documents"                                 together:

                                           (i)     this Agreement;

                                           (ii)    the Project Documents; and

                                           (iii)   the Security Documents;

"Transportation
Agreement"                                 the agreement, in form and substance reasonably satisfactory to IFC, between the Borrower and Arab Petroleum Pipeline Company - SUMED, relating to the transport of the Concession's production of Hydrocarbons to the oil terminal at Side Kirir;

"Trust Agreement"                          the Retention Account Trust Agreement, dated as of the date of this Agreement, among the Borrower, IFC and the Trustee, substantially in the form of the draft a copy of which has been initialed by the Borrower and IFC for identification;


"Trustee"                                  Wilmington Trust Company as Trustee under the Trust Agreement or such other trustee from time to time appointed pursuant to the Trust Agreement; and

"World Bank"                               the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

        Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:

        (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

        (b)     words importing the singular include the plural and vice versa;

        (c) an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental authority or agency;

        (d) a reference to an Annex, Article, Section or Schedule is a reference to that Article or Section of, or that Annex or Schedule to, this Agreement;

        (e) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

        (f) a reference to a party to any document includes that party's successors and permitted assigns.


        Section 1.03. Business Day Adjustment. Where the day on or by which a payment is due to be made pursuant to this Agreement is not a Business Day, that payment shall be done on or by the next succeeding Business Day. Interest, fees and charges (if any) accrue for the period from the due date which is not a Business Day to that next succeeding Business Day.

                                   ARTICLE II

                  THE PROJECT, PROJECT COST AND FINANCIAL PLAN

         Section 2.01. The Project. The project to be financed consists of the exploration and commercial development of the Concession Area, initially with a view to drilling 16 development, 8 water injection/water supply and 8 exploration wells and the construction of:

         (a) two parallel 20,000 bbl/d production trains for the separation and treatment of the produced crude oil, natural gas and water and a 165,000 bbl storage facility;

         (b) a 50 kilometer 16" crude oil pipeline for the evacuation of the produced oil, which will connect from the Concession Area to the Dashour Booster Pump Station of the SUMED pipeline;

         (c)     a water injection facility;

         (d)     two 350,000 bbl storage tanks at Dashour;

         (e) a 9,000 m3/hr booster pump station at the Dashour crude oil storage area;

         (f) a 6 MW power generation station for the Concession Area's electricity requirements; and

         (g) housing, offices, warehouses, maintenance shops and a materials yard at the Concession Area;

as further described in the Development Plan.

         Section 2.02. Project Cost and Financial Plan. (a) The total estimated cost of the Project is the equivalent of $154,900,000 estimated to be applied as follows:

                                   - 28 -

                                               $ million
                                               equivalent                   %
                                              ------------                ------
Exploration Drilling                              16.2                     10.5
Geological and Geophysical                         3.7                      2.4
Development Drilling                              39.4                      2.4
Central Processing Facilities                     43.5                     28.1
Pipeline                                          18.9                     12.2
Miscellaneous Capital Expenses                     3.2                      2.1
Overhead                                           6.8                      4.4
Escalation (3%)                                    3.3                      2.1
Contingency (10%)                                 12.9                      8.3
Interest during construction                       7.0                      4.5
                                                  ----                     ----

     TOTAL PROJECT COST                          154.9                    100.0
                                                 =====                    =====

         (b) The Loan shall be applied by the Borrower to Project costs in accordance with Section 5.02 (c) without restriction by the categories and amounts set out above.

         (c) Financial Plan. The proposed sources of financing for the Project are as follows:

                                               $ million
                                               equivalent                   %
                                               ----------                 -----
Equity
Phoenix Qarun                                     27.5                     17.8
Apache Egypt                                      13.7                      8.8
GNR Egypt                                         38.7                     25.0
                                                  ----                     ----
 Total Equity                                     79.9                     51.6

Loans
IFC Phoenix Loan                                  50.0                      2.3
IFC Apache Loan                                   25.0                      6.1
                                                  ----                     ----
     Total Loans                                  75.0                     48.4

     TOTAL FINANCING                             154.9                    100.0
                                                 =====                    =====

                                  ARTICLE III

                                   THE LOAN

         Section 3.01. The Loan. On the terms and subject to the conditions of this Agreement, IFC agrees to lend to the Borrower:

         (a)     the A Loan, being the amount of twenty million Dollars
($20,000,000);

         (b)     the B Loan, being the amount of thirty million Dollars
($30,000,000);

         Section 3.02. Disbursement Procedure. (a) The Borrower may request disbursements of the Loan by delivering to IFC, at least 10 Business Days prior to the proposed date of disbursement, a disbursement request substantially in the form of Schedule 1.

         (b) IFC shall make Disbursements to the credit of the Proceeds Account in accordance with Section 2.01(b) of the Trust Agreement.

         (c) Each Disbursement shall be made in an amount that is an integral multiple of $1,000 and (except with respect to the final Disbursement) not less than $1,000,000. Disbursements shall not exceed six in number.

         (d) Within five days after the date of each Disbursement, the Borrower shall deliver to IFC a receipt for the amount disbursed substantially in the form of Schedule 2.

         Section 3.03. A Loan Interest. Subject to Section 3.05, Borrower shall pay interest on the A Loan in accordance with this Section 3.03.

         (a) During each Interest Period, the A Loan (or, in respect of the first Interest Period of each A Loan Disbursement, the amount of that A Loan Disbursement) shall bear interest at the A Loan Interest Rate (as determined under subsection (c) below) for that Interest Period.

         (b) Interest shall accrue from day to day on the principal amount outstanding and be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

         (c)     (i)      The A Loan Interest Rate for each Interest Period
                          ending with the Interest Period in which the Project
                          Completion Date occurs, is the offered rate which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Determination Date for such Interest Period for six months (or, in the case of the first Interest Period for any A Loan
                          Disbursement, for one month, two months, three months or six months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close to the duration of the relevant Interest Period, the longer one)) plus the Pre-Completion Margin; and

                 (ii) the A Loan Interest Rate for each Interest Period commencing with the Interest Period immediately after the Interest Period in which the Project Completion Date occurs, is the offered rate which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Determination Date for such Interest Period for six months plus three per cent (3%) per annum.

         (d) If more than one such offered rate appears on the Reuters Screen LIBO Page, then the offered rate used to determine the A Loan Interest Rate will instead be the arithmetical average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of those offered rates.

         (e) If, for any reason, IFC cannot determine the A Loan Interest Rate for any Interest Period from the Reuters Screen LIBO Page, then IFC shall notify the Borrower and instead determine that Interest Rate by using the offered rates of any two (2) of the banks (or of the bank, if only one) whose rate(s) were last quoted on, or whose rates were last used in determining the quote last appearing on, the Reuters Screen LIBO Page (but in all other respects in accordance with subsections (c) and (d) above).

         (f) If the services of the Reuters Screen LIBO Page are discontinued or IFC otherwise believes that its inability to determine the A Loan Interest Rate will continue indefinitely, then IFC shall notify the Borrower and thereafter determine the A Loan Interest Rate by using the offered rates of any three (3) major banks active in the eurodollar interbank market in London (but in all other respects in accordance with subsections (c) and (d) above). IFC shall select these three banks after consulting with the Borrower.

         (g) On each Interest Determination Date for any Interest Period, IFC shall, in accordance with the relevant subsection above, determine the A Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower.

         (h) The determination by IFC, from time to time, of the A Loan Interest Rate is final and conclusive and binds the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves clerical error).

         Section 3.04. B Loan Interest. Subject to Section 3.05, Borrower shall pay interest on the B Loan in accordance with this Section 3.04.

         (a) During each Interest Period the B Loan (or, in respect of the first Interest Period of each B Loan Disbursement, the amount of that B Loan Disbursement) shall bear interest at the B Loan Interest Rate (as determined under subsection (c) below) for that Interest Period.

         (b) Interest shall accrue from day to day on the principal amount outstanding and be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

         (c)     (i)      The B Loan Interest Rate for each Interest Period
                          ending with the Interest Period in which the Project
                          Completion Date occurs, is the offered rate which appears on the Reuters Screen LIBO Page as of 11:00 a,m., London time, on the Interest Determination
                          Date for such Interest Period for six months (or, in the case of the first Interest Period for any B Loan
                          Disbursement, for one month, two months, three months or six months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close to the duration of the relevant Interest Period, the longer one)) plus the Pre-Completion Margin; and

                 (ii) the B Loan Interest Rate for each Interest Period commencing with the Interest Period immediately after the Interest Period in which the Project Completion Date occurs, is the offered rate which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Determination Date for such Interest Period for six months plus two and seven-eighths per cent (2-7/8%) per annum.

         (d) If more than one such offered rate appears on the Reuters Screen LIBO Page, then the offered rate used to determine the B Loan Interest Rate will instead be the arithmetical average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of those offered rates.

         (e) If, for any reason, IFC cannot determine the B Loan Interest Rate for any Interest Period from the Reuters Screen LIBO Page, then IFC shall notify the Borrower and instead determine that Interest Rate by using the offered rates of any two (2) of the banks (or of the bank, if only one) whose rate(s) were last quoted on, or whose rates were last used in determining the quote last appearing on, the Reuters Screen LIBO Page (but in all other respects in accordance with subsections (c) and (d) above).

         (f) If the services of the Reuters Screen LIBO Page are discontinued or IFC otherwise believes that its inability to determine the B Loan Interest Rate will continue indefinitely, then IFC shall notify the Borrower and thereafter determine the B Loan Interest Rate by using the offered rates of any three (3) major banks active in the eurodollar interbank market in London (but in all other respects in accordance with subsections (c) and (d) above). IFC shall select these three banks after consulting with the Borrower.

         (g) On each Interest Determination Date for any Interest Period, IFC shall, in accordance with the relevant subsection above, determine the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower.

         (h) The determination by IFC, from time to time, of the B Loan Interest Rate is final and conclusive and shall bind the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves clerical error).

         Section 3.05. Additional Interest. Without limiting the remedies available to IFC under this Agreement or otherwise and to the maximum extent permitted by applicable law, if the Borrower fails to make:

         (a)     any payment of principal or interest;

         (b)     any payment provided for in Section 3.08; or

         (c) any Maintenance Amount or any other amount payable under this Agreement;

on or before its due date as specified in this Agreement (whether at stated maturity or upon acceleration or otherwise) or, if not so specified, as notified by IFC to the Borrower, the Borrower shall pay, by way of liquidated damages, in respect of the amount of such payment due and unpaid, interest at the rate of two per cent (2%) per annum plus the A Loan Interest Rate (if that amount relates to the A Loan) or plus the B Loan Interest Rate (if that amount relates to the B Loan), in effect from time to time from the date any such payment became due until the date of actual payment (as well after as before judgment). Such interest shall be payable on demand, or if not demanded, on each Interest Payment Date after such failure.

         Section 3.06. Repayment. (a) The Borrower shall repay the principal amount of the A Loan outstanding on June 14, 1998 in ten equal semi-annual installments on each Interest Payment Date, commencing on June 15, 1998.

         (b) The Borrower shall repay the principal amount of the B Loan outstanding on June 14, 1998 in eight equal semi-annual installments on each Interest Payment Date commencing on June 15, 1998.

         Section 3.07. Prepayment. (a) The Borrower may prepay, on any Interest Payment Date, all or any part of the Loan on not less than 30 days' notice to IFC, but only if.

                  (i) the Borrower simultaneously pays all accrued interest and Maintenance Amount (if any) on the amount of the Loan to be prepaid together with all other amounts then payable under this Agreement; and

                 (ii) for a partial prepayment, such prepayment is (A) an amount of not less than $1,000,000 and (B) an integral multiple of $100,000;

         (b)     IFC shall apply amounts prepaid under this Section:

                 (i) pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

                 (ii) to the outstanding repayment installments of the Loan on a pro rata basis.

         (c) Upon delivery of a notice in accordance with subsection (a) above, the Borrower shall make the prepayment in accordance with the terms of that notice.

         (d) The Borrower may not request disbursement of amounts prepaid under this Agreement.

         Section 3.08. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one-half of one per cent (1/2%) per annum on that part of the Loan which from time to time has not been disbursed or cancelled. The commitment fee shall:

                 (i) with respect to the A Loan, be paid to IFC for its own account and begin to accrue, on November 24, 1995;

                 (ii) with respect to the B Loan, be paid to IFC for the account of the relevant Participant and begin to accrue with respect to each Participation on the date of the Participation Agreement relating to such Participation;

                 (iii) be pro-rated on the basis of a 360-day year for the actual number of days elapsed; and

                 (iv) be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment to be due on June 15, 1996.

         (b)     The Borrower shall also pay to IFC:

                 (i) a front-end fee for the A Loan of an amount equal to one per cent (1%) of the amount of the A Loan, to be paid to IFC for its own account within 30 days after the date of this Agreement, but in any event prior to the date of the first A Loan Disbursement;

                 (ii) a front-end fee for the B Loan of an amount equal to one per cent (1%) of the amount of the B Loan, to be paid to

                          IFC for the account of the Participants within 30 days after the date of the Participation Agreements, but in any event prior to the date of the first B Loan Disbursement; and

                 (iii) an annual loan administration fee of $5,000 for each Participant, to be paid to IFC for its own account, in advance, on January 31 in each year until the B Loan is repaid in full, the first such payment to be made on January 31, 1996.

         Section 3.09. Payments in Dollars. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, at Northern Trust International Banking Corporation, New York City, or at such other bank in New York City as IFC from time to time designates.


         (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars does not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent IFC actually receives Dollars in its account in New York City.

         (c) If a currency other than Dollars is tendered or paid (or recovered under any judgment) and the amount IFC receives at its designated account in New York falls short of the full amount of Dollars owed to IFC, then the Borrower shall continue to owe IFC, as a separate obligation, the amount of the shortfall (regardless of any judgment for any other amounts due under this Agreement).

         (d) Notwithstanding subsections (a) through (c) above, IFC may require the Borrower to pay (or reimburse IFC) in any currency other than Dollars for:

            (i)      any taxes and other amounts payable under Section 6.05; and

            (ii)     any fees, costs and expenses payable under Section 8.03;

to the extent those taxes, amounts, fees, costs, and expenses are payable in that other currency.

         Section 3.10. Allocation of Partial Payments. If IFC at any time receives less than the full amount then due and payable to it under this Agreement (including, without limitations as a result of the enforcement of all or any part of the Security), IFC may allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

         Section 3.11. Maintenance Amount. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower as being the aggregate Maintenance Amount of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

         Section 3.12. Funding Costs. (a) If the Borrower:

                 (i) fails to pay any amount due under this Agreement on its due date, or to borrow in accordance with a request for disbursement made pursuant to Section
                          3.02 or to prepay in accordance with a notice of prepayment; or

                 (ii) prepays all or any portion of the Loan on a date other than an Interest Payment Date;

and as a result IFC or any Participant incurs any cost, expense or loss, then the Borrower shall immediately pay to IFC the aggregate amount of the costs, expenses and losses so incurred, as notified in writing to the Borrower by IFC.

         (b) For the purposes of this Section, "costs, expenses or losses" include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loan (but in the case of a late payment, after taking into account any additional interest received under Section 3.05).

         Section 3.13. Suspension or Cancellation of Disbursements by IFC. (a) IFC may, by notice to the Borrower, suspend or cancel, or in the case of paragraph (iii) below or paragraph (iv) below suspend only, the right of the Borrower to disbursements of the Loan:

                 (i) if the first such disbursement has not been made by May 31, 1996, or such other date as the parties agree;

                 (ii) if any Event of Default has occurred and is continuing;

                 (iii) if any Potential Event of Default has occurred and is continuing;

                 (iv) if the Event of Default specified in Section 7.02 (i) is, in the reasonable opinion of IFC, imminent; or

                 (v)      on or after March 15, 1998.

         (b) Upon the giving of any such notice, the right of the Borrower to disbursement of the undisbursed part of the Loan shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension does not preclude IFC from exercising its right of cancellation, either for the same or any other reason. A suspension does not limit any other provision of this Agreement.

         Section 3.14. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in such request (which shall be an Interest Payment Date no earlier than 30 days after the date of the request).

         (b) If IFC is reasonably satisfied that the Borrower has sufficient alternative funding available (if required), on terms satisfactory to IFC, to satisfy the Financial Plan, and IFC has received all fees and other amounts payable under this Agreement on or before such Interest Payment Date, then IFC shall cancel the entire undisbursed portion of the Loan effective as of such Interest Payment Date.

         Section 3.15. Taxes. (a) The Borrower shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or in the future levied or imposed by the Government of Egypt or the United States of America or by any Authority of Egypt or the United States of America or by any organization of which Egypt or the United States of America is a member or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

         (b) All payments of principal, interest and other amounts due under this Agreement shall be made without deduction for or on account of any such taxes, duties, fees or other charges.

         (c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the principal or (as the case may be) interest or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any such taxes, duties, fees or other charges payable on amounts payable by the Borrower under this subsection) had such payments been made without such deduction.

         (d) If subsection (c) above applies and IFC so requires, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of payment.

         (e) Subsections (a) and (b) above do not apply to taxes, duties, fees and other charges which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the A Loan) having its principal office in Egypt or the United States of America or having or maintaining a permanent office or establishment in Egypt or the United States of America, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the A Loan).

         Section 3.16. Illegality of Participation. (a) If, after the date of this Agreement, any change is made in any applicable law or regulation or official directive, or its interpretation or application by any Authority charged with its administration makes it unlawful for any Participant to continue to maintain or to fund its Participation, then the Borrower shall, upon request by IFC, prepay on the next Interest Payment Date (or upon such earlier date as IFC may notify the Borrower is the latest day permitted by the relevant change of law, regulation or official directive or relevant interpretation or application, in which case Section 3.12 shall apply) in full that part of the B Loan which IFC advises corresponds to such Participation, together with all accrued interest and Maintenance Amount (if any) on that part of the B Loan. In addition, upon receipt of such request from IFC, the Borrower will have no further right to disbursement of the part of the B Loan corresponding to such Participation.

         (b) Following any prepayment or termination of rights under this Section, IFC will (if so requested in writing by the Borrower) undertake commercially reasonable efforts, at the expense of the Borrower, to find a new Participant or Participants to take a Participation or Participations in an amount equivalent to the amount of the B Loan which has been prepaid and/or, as the case may be, the amount of the B Loan the right to whose disbursement has been terminated; provided, that IFC shall have no liability to the Borrower or any other person as a result of such efforts or the failure of them.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.01. Borrower's Letter of Information. The Borrower confirms the representations contained in the Borrower's Letter of Information as if they had been fully set out in, and made as of, the date of this Agreement.

         Section 4.02. Other Representations. The Borrower also represents and warrants that:

         (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when such Transaction Document is executed, have the corporate power to enter into and perform its obligations under such Transaction Document;

         (b) each Transaction Document to which it is a party has been, or, in the case of any such document to which it will be a party and which is not yet executed, will be when so executed, duly authorized and executed by the Borrower and constitutes, or will, when so executed, to the best of its knowledge, constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by other equitable principles;

         (c) no fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of this Agreement or any other Transaction Document to which it is a party which have not been paid or in respect of which adequate provision for the payment thereof has not been made;

         (d) neither the making of any Transaction Document to which it is a party nor (when all the Authorizations referred to in Section 5.01 (i) have been obtained) the compliance with their respective terms, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its certificate of incorporation or by-laws or any judgment, decree or order or any statute, rule or regulation applicable to it or require the consent of any Person under any existing law or agreement which consent has not already been obtained;

         (e) neither it nor any of its property enjoys any right of immunity from set-off, suit or execution in respect of its assets or its obligations under any Transaction Document;

         (f) the Information Memorandum dated October 1995 prepared by IFC in connection with the offering of Participations does not contain any information which is misleading in any material respect nor does it omit any information which makes the information contained in it misleading in any material respect;

         (g) except for such Permitted Liens as are mandatorily preferred by law, its obligations under this Agreement rank not less than pari passu with all of its other Debt;

         (h)     (i)      its unaudited balance sheet as of December 31, 1994
                          and the related statements of operations and changes in cash flows for the period from January 1, 1994 to December 31, 1994, previously furnished to IFC, present fairly its financial condition as of such date and the results of its operations and changes in its cash flows for such period, all in accordance with the Accounting Principles except for the provision of footnotes;

                (ii) the unaudited balance sheet as of September 30, 1995 and the related statements of operations and changes in cash flows for the period from January 1, 1995 to September 30, 1995, previously furnished to IFC, present fairly its financial condition as of such date and the results of its operations and changes in its cash flows for such period, all in accordance with the Accounting Principles except for the provision of footnotes (subject to normal year-end audit adjustments);

                 (iii) except as fully disclosed in the financial statements referred to in paragraphs (i) and (ii) above;

                          (A) it has not undertaken or agreed to undertake any material or unusual liability or obligation (whether absolute, accrued, contingent or otherwise) unrelated to the Project; and

                          (B) no Restricted Payment has been declared or paid by it other than as permitted by this Agreement;

         (i) except as has been disclosed by it to IFC in writing, there are no legal, equitable or arbitral proceedings or any proceedings by or before any court or Authority, now pending or, to the knowledge of it after due inquiry, threatened against or affecting it or the Project that, if adversely determined, could reasonably be expected to result in liability in excess of $1,500,000. The Borrower is not subject to, or a party to, any order of, and, to the knowledge of the Borrower after due inquiry, it is not the subject of any investigation or proceeding of, any court or Authority that could reasonably be expected to have a Material Adverse Effect;

         (j)      (i)     all tax returns and reports of the Borrower required
                          by applicable laws to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon it or upon any of its properties, assets or income, which are due and payable, have been duly paid, except for those currently payable without penalty or interest or which it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes in accordance with the Accounting Principles, and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are as required by the Accounting Principles except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse
                          Effect. The charges, accruals and reserves on its books in respect of applicable taxes and other governmental charges are, in its opinion, adequate;
                          and

                  (ii) except for registration, recordation and other miscellaneous taxes and fees payable in connection with the recordation of the Security Documents, all of which taxes and fees will have been paid in full by it on or before the making of the first Disbursement to the extent then required, neither the execution and delivery of any Transaction Document, nor the consummation of any of the transactions contemplated by such Documents, would result in any tax, levy, impost, duty, charge or withholding imposed under any applicable law on or with respect to such execution, delivery or consummation, or upon or with respect to IFC;

         (k) it is the lawful owner of, has good title to (with full power of disposal but subject to limitations under applicable laws) and is in lawful possession of, or has valid leasehold or other interests in, all properties and other assets (real or personal, tangible, intangible or mixed), which form part of the Security or are related to the Project, and none of such properties and assets is subject to any Liens, except Permitted Liens. The Borrower has no outstanding Liens, and it is not contractually bound to create any Liens, on or with respect to any of its properties or revenues, except for Permitted Liens;

         (l)     (i)      it is conducting its business (including
                          construction, development and operation of the Project, as the case may be), in compliance with all applicable laws of all relevant Authorities
                          (including the Environmental Requirements), except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse
                          Effect; and

                 (ii) the Governmental Approvals that have been obtained by it prior to, and that remain in full force and effect as of, the date of this Agreement, or such other date on which this representation is made, as the case may be, constitute all Governmental Approvals necessary or advisable as of such date, and no other Governmental Approval or payment of any applicable duty or tax is then necessary or advisable:

                          (A) to ensure the validity, enforceability, performance and priority, as the case may be, of each of the Transaction Documents; or

                          (B) to finance, construct, develop and operate the Project in accordance with (1) good international oil industry practices, (2) the Financial Plan, (3) the Borrower's Letter of Information and (4) the Transaction Documents;

         (m) the information set out in the Letters of Information represents in all material respects a true and fair view of the information presented concerning the activities and operations of the Borrower and the Guarantor on the date of such Letters of Information and continues to represent in all material respects, as of the date of the first Disbursement, such true and fair view of the information presented in the Letters of Information and any opinions, projections and forecasts in such Letters of Information and the assumptions on which they were based were derived after due and careful consideration and inquiries;

         (n) true copies of its certificate of incorporation and by-laws certified by an Authorized Person have been provided to IFC and no changes have been made in any such documents since the date of the latest such certification;

         (o) other than the Operating Company, it has no Subsidiaries and does not, directly or indirectly, own or otherwise control any voting stock of, or have any ownership interest in, any company, corporation, partnership or joint venture. It has not since its incorporation carried on any operation or business, traded or entered into any agreement, except in relation to the Project. It has not entered into or agreed to enter into any agreements which would be subject to the restrictions of any covenant specified in Article VI;

         (p) the finance, development, construction and operation of the Project have been and are being implemented and carried out in accordance with sound international oil industry practice;

         (q) it has not and is not taking any steps (including petition, proposal or convening a meeting) nor (to the best of its knowledge, information and belief) is any such step being taken nor are any legal proceedings pending or being threatened against it for or in respect of.

                 (i) the composition, assignment or arrangement with all or any general class of its creditors;

                 (ii) the making of any petition in respect of it under any applicable insolvency, bankruptcy or similar laws in any jurisdiction;

                 (iii) the passing of any resolution for (or petitioning for) its winding up, dissolution or reorganization or administration or appointment of any trustee, receiver or similar officer or in respect of it or any or all of its assets or revenues; or

                 (iv) the enforcing of any Lien over any part of its assets;

         (r) the Concession Agreement, the Joint Operating Agreement and the other Project Documents are sufficient in form and scope to permit the finance, development, construction and operation of the Project as provided in:

                 (i)      the Financial Plan;

                 (ii)     the Borrower's Letter of Information;

                 (iii)    this Agreement; and

                 (iv)     the other Transaction Documents;

         (s)     (i)      it has never maintained or contributed (or had any
                          obligation to contribute) to any Plan;

                 (ii)     there is no Plan for it or any of its Affiliates; and

                 (iii) there is no Unfunded Liability (as defined under ERISA) under any previously existing Plan of any of its Affiliates which could have a material adverse effect on the business, financial condition or results of operations of any such Person or the ability of any such Person to perform its obligations under any Transaction Document to which it is a party;

         (t) neither it nor any of its officers, directors, employees, agents or Affiliates, acting on its behalf, has taken any action in connection with the Project that violates the Corrupt Practices Acts;

         (u)     neither it nor any of its Affiliates is:

                 (i) an "investment company" or a company "controlled" by an "investment company", in each case within the meaning of the ICA; or

                 (ii)     subject to regulation under PUHCA,

         (v) the Security Documents create, for the benefit of IFC, valid Liens on all of the properties, rights and revenues purported to be covered by them as Security for the Loan Obligations and all other obligations owing to IFC under the Transaction Documents, subject to no Liens other than Permitted Liens, enforceable against the Borrower and any other Person, and superior and prior to the rights of all third Persons now existing or hereafter arising, (other than the holder of any Permitted Lien) whether by way of mortgage, Lien, security interest, encumbrance, or otherwise. Except to the extent that possession of any of the Security is necessary for the perfection of the security interests therein, all such action as is necessary to establish and perfect IFC's security interest and rights in and to the Security has been, or, by the date of the first Disbursement, win have been, taken; and

         (w) its management, business and affairs are conducted in accordance with Annex 4.

         Section 4.03. IFC Reliance. (a) The Borrower acknowledges that it makes the representations in Sections 4.01 and 4.02 with the intention of inducing
IFC to enter into this Agreement (and the Participants to enter into the Participation Agreements) and that IFC enters into this Agreement (and the Participants will enter into the Participation Agreements) on the basis of, and in full reliance on, each of such representations.

         (b) The Borrower warrants to IFC (for itself and on behalf of the Participants) that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

         Section 4.04. Rights and Remedies not Limited. IFC's rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Borrower are not prejudiced:

         (a) by any investigation by or on behalf of IFC (or the Participants) into the affairs of the Borrower, Phoenix Resource, Phoenix International or the Project;

         (b) by the execution or the performance by IFC of this Agreement, any other Transaction Document to which it is a party, or the Participation Agreements; or

         (c) by any other act or thing which may be done by or on behalf of IFC (or the Participants) in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

                                   ARTICLE V

                           CONDITIONS OF DISBURSEMENT

         Section 5.01. Initial Conditions. The obligation of IFC to make the first Disbursement is subject to the fulfillment, in a manner satisfactory to IFC, prior to or concurrently with the making of such Disbursement, of the following conditions:

         (a) the Transaction Documents (other than the Transportation Agreement, the Terminalling Agreement and the Sales Contracts), each in form and substance satisfactory to IFC, have been entered into by all parties to them, have become (or, as the case may be, remain) unconditional, fully effective and enforceable in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of them) and, if IFC requires, IFC has received a copy of each Transaction Document to which it is not a party, certified by an Authorized Person as a true, correct and complete copy;

         (b) IFC has entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the B Loan and those commitments are unconditional and in full force and effect;

         (c) arrangements satisfactory to IFC have been made with respect to the installation and operation of an accounting and cost control system and a management information system satisfactory to IFC;

         (d) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01 (h);

         (e) the Operating Company has insured its properties and business in accordance with Section 6.04 and Borrower has provided to IFC copies of all insurance policies required to be in force as at the date of such Disbursement together with a certificate of the Operating Company's insurer indicating the properties insured, amounts and risks covered, names of the beneficiaries and loss payees, names of the insurers and special features of such policies confirming that such policies are in effect and satisfy the requirements of
Section 6.04;

         (f) the Certificate of Incorporation and By-laws of the Borrower are in full force and effect and have not changed from the most recent certified copies thereof previously delivered to IFC;

         (g) the Security has been duly created and perfected under applicable law (where permitted by applicable law) as first ranking security interests in all assets subject to the Security Documents (subject to any Permitted Liens) and, without limitation to the foregoing, the Borrower has duly authorized, executed and delivered or, as the case may be, provided:

                 (i) acknowledgment copies of proper Uniform Commercial Code financing statements or other instruments duly filed under applicable law of each jurisdiction as may be necessary or, in the reasonable opinion of IFC, desirable, to perfect the security interests purported to be created by the Security Documents;

                 (ii) certified copies of requests for information or copies, or equivalent reports, listing the Uniform Commercial Code financing statements and instruments referred to in clause (i) above and all other effective financing statements that name the Borrower or Phoenix International as debtor and that are filed in the jurisdictions referred to in clause (i), together with copies of such other financing statements and instruments (none of which shall cover the assets subject to the Security Documents);

                 (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Documents as may be necessary or, in the reasonable opinion of IFC, desirable, to perfect the security interests purported to be created by the Security Documents; and

                 (iv) evidence that all other actions necessary or, in the reasonable opinion of IFC, desirable, to perfect the security interests purported to be created by the Security Documents have been taken;

         (h) IFC has received evidence of the establishment of the Retention Account and each sub-account thereof;

         (i) the Borrower has obtained, or made arrangements satisfactory to IFC for obtaining, all Authorizations and other necessary approvals or consents for:

                 (i)      the Loan;

                 (ii) the carrying on of the business of the Borrower as it is presently carried on and is contemplated to be carried on;

                 (iii)    the carrying out of the Project and the
                          implementation of the Financial Plan;

                 (iv) the due execution and delivery of, and performance under, the Transaction Documents (other than the Transportation Agreement and the Terminalling Agreement, if any, and the Sales Contracts) by the respective parties thereto, and any documents necessary in their implementation; and

                 (v) the remittance to IFC or its assignee in Dollars of all monies payable in respect of the Transaction Documents;

and has provided IFC with copies of those Authorizations, certified as true and complete copies by an Authorized Person, if IFC so requires;

         (j) IFC has received a written legal opinion, in form and substance satisfactory to it, by counsel to the Borrower and Phoenix Resource with respect to:

                 (i) the organization, existence and operations of the Borrower, Phoenix Resource and Phoenix International;

                 (ii) the matters referred to in subsections (a), (f), (g) and (i) above with respect to the Borrower, Phoenix Resource and Phoenix International;

                 (iii) the title of the Borrower to, or other interest of the Borrower in, the assets which are the subject of the Security and the title of Phoenix International in the Pledged Shares;

                 (iv) the authorization, execution, validity and enforceability of this Agreement, the Security Documents, the other Transaction Documents and any documents in implementation thereof,

                 (v) the compliance with all obligations referred to in Sections 3.15 and 6.05;

                 (vi) the priorities and privileges, if any, that any creditor (other than IFC) of the Borrower, Phoenix Resource and Phoenix International may have by reason of law; and

                 (vii) such other matters relating to the transactions contemplated by this Agreement as IFC reasonably requests;

         (k) IFC has received a written legal opinion or opinions, in form and substance satisfactory to it, from Kamel Law Office and White & Case, IFC's special counsel in Egypt and the United States of America, respectively, with respect to:

                 (i) the validity and enforceability of this Agreement, the Security Documents, the other Transaction Documents and any documents in implementation of any of them;

                 (ii) the matters referred to in subsections (g) and (i) above;

                 (iii) the compliance with all obligations referred to in Sections 3.15 and 6.05;

                 (iv) the priorities or privileges, if any, that creditors of the Borrower, other than IFC, may have by reason of law; and

                 (v) such other matters relating to the transactions contemplated by this Agreement as IFC reasonably requests;

         (l)     IFC has received:

                 (i) reimbursement of the fees and expenses of IFC's counsel described in Section 8.03; and

                 (ii) the fees specified in Section 3.08 required to be paid on or before the date of the first Disbursement;

         (m) arrangements satisfactory to IFC have been made for appointment of an agent for service of process by each of the Borrower, Phoenix Resource, and Phoenix International pursuant to Section 8.06(c) and the Security Documents, as the case may be;

         (n) IFC has received a certificate of incumbency and authority, substantially in the form of Schedule 3, evidencing the authority of the Authorized Persons who will, on behalf of the Borrower, sign the requests and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Borrower under this Agreement, and the authenticated specimen signature of each such person;

         (o) IFC has received certification from the Borrower that the Project is in compliance with the Environmental Requirements; and

         (p) IFC has received all certificates evidencing the Pledged Shares duly executed in blank and with a stock power attached thereto duly executed in blank in each case executed by an Authorized Person of Phoenix International.

         Section 5.02. Conditions of Each Disbursement. The obligation of IFC to make each Disbursement is also subject to the conditions that:

         (a) no Event of Default and no Potential Event of Default has occurred and is continuing, and no default by the Borrower of any material obligation under the Joint Operating Agreement or the Concession Agreement has occurred and is continuing;

         (b) since the date of this Agreement, nothing has occurred which could reasonably be expected to have a Material Adverse Effect;

         (c) the proceeds of such Disbursement are, at the date of the relevant request, needed by the Borrower for the purpose of the Project (including the repayment of the advances referred to in Section 6.01 (b)), or will be needed for that purpose within three months of such date;

         (d) the Borrower has performed aft of its obligations due to be performed under each Transaction Document to which it is a party due to be performed prior to such Disbursement;

         (e) the representations and warranties confirmed or made by the Borrower in Article IV are true in all material respects on and as of the date of such Disbursement with the same effect as if such representations and warranties had been made on and as of the date of such Disbursement (but in the case of Section 4.02 (d), without the words in parenthesis) except to the extent that any such representation or warranty is no longer accurate because of a matter that IFC has expressly approved in writing pursuant to the provisions of Section 6.01 or 6.03;

         (f) IFC has received a Guarantor Disbursement Certificate, substantially in the form of Schedule 5, duly completed and signed on behalf of Phoenix Resource by an Authorized Person of Phoenix Resource;

         (g) the proceeds of such Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of IFC or the World Bank or for goods produced in or services supplied from any such country;

         (h) after giving effect to such Disbursement, the Borrower is not in violation of:

                 (i)      its Certificate of Incorporation or By-laws; or

                 (ii) any applicable law, rule or regulation directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow;

         (i) the Borrower has the authority to borrow the amount requested to be disbursed and such amount is within the Borrower's available borrowing power; and

         (j) after giving effect to such Disbursement, the aggregate amount of the Borrower's contributed share of Project costs (excluding the aggregate amount of all Disbursements) is not less than 33% of the aggregate amount of all Project costs.

         Section 5.03. Other Disbursement Provisions. (a) Notwithstanding any other provision of this Agreement, if, following a request by the Borrower for the first A Loan Disbursement in an amount not exceeding $12,500,000 all conditions set out in Section 5.01 (except the condition specified in subsection (b) thereof (execution and effectiveness of the Participation Agreements)) and Section 5.02 (Conditions of each Disbursement) have been fulfilled to IFC's satisfaction, IFC will waive fulfillment of the condition specified in such subsection 5.01 (b) and disburse the amount so requested. The Borrower acknowledges that IFC will not make any further Disbursement unless and until such condition is fulfilled.

         (b) Subject to subsection (a) above, IFC is not obliged to make any Disbursement which is not on a pro rata basis as between the A Loan and the B Loan;and

         (c) IFC is not obliged to make any B Loan Disbursement except to the extent that the Participants provide funds for B Loan Disbursement under their Participations.

         Section 5.04. Borrower Certification The Borrower shall deliver to IFC in relation to each Disbursement:

         (a) as part of its request such Disbursement, a certification, substantially in the form of Schedule 1, with respect to the conditions specified in Section 5.02 expressed to be effective as of the date of such Disbursement;

         (b) such evidence as IFC reasonably requests of the proposed utilization of the proceeds of such Disbursement or the utilization of the proceeds of any prior Disbursement; and

         (c) if IFC requests, a legal opinion or opinions in form and substance satisfactory to IFC, of counsel acceptable to IFC, with respect to any matters relating to such Disbursement.

         Section 5.05. Conditions for IFC Benefit. The conditions in
Sections 5.01 through 5.04 are for the benefit of IFC and may be waived only by IFC at its sole discretion.

         Section 5.06. Saving of Rights. Unless IFC otherwise notifies the Borrower, and without limiting the generality of Section 8.11, the right of IFC to require compliance with any condition under this Agreement which IFC waives in respect of any Disbursement is preserved for the purposes of any subsequent Disbursement.

                                   ARTICLE VI

                              PARTICULAR COVENANTS

         Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:

         (a) carry out the Project in accordance with the Development Plan and conduct its business with due diligence and efficiency and in accordance with sound financial and business practices;

         (b) use the proceeds of the Loan exclusively for the Project, including the repayment by the Borrower of any advances made to it by Phoenix Resource after September 1, 1995 for such purpose;

         (c) maintain the accounting and cost control system and management information system referred to in Section 5.01 (c), and maintain books of account and other records adequate to reflect truly and fairly the financial condition of the Borrower and the results of its operations (including the progress of the Project) in conformity with the Accounting Principles;

         (d) as soon as available but in any event within 60 days after the end of each Fiscal Quarter (or, in the case of paragraph (i) below, the end of each of the first three Fiscal Quarters in each Fiscal Year) beginning with the first Fiscal Quarter in 1996, deliver to IFC, in relation to such Fiscal Quarter:

                 (i) two copies of the Borrower's internal unaudited Financial Statements prepared in accordance with the Accounting Principles (but omitting footnotes and, in the case of each Fiscal Quarter in 1996, also omitting the figures for the comparable period in
                          1995) and, if requested by IFC, certified by an Authorized Financial Officer of the Borrower;

                 (ii) prior to the Project Completion Date, a report, in a form satisfactory to IFC, on the implementation and progress of the Project, containing such information as IFC reasonably requests;

                 (iii) after the Project Completion Date, written calculations of:

                          (A)     the Debt Service Coverage Ratio; and

                          (B)     the Life of Loan Coverage Ratio;

                          in each case, as of the last day of such Fiscal
                          Quarter;

                 (iv) a report (if applicable) on any factors which could reasonably be expected to have a materially adverse effect on the Borrower's ability to make any payment or perform and observe any of its other obligations under the Transaction Documents; and

                 (v) a certificate from it (in its capacity as operator of the Concession) containing a description of available data on monthly rates for oil, gas, water production and injection rates and extraordinary items relating to the Project for such Fiscal Quarter;

         (e) as soon as available but in any event within 120 days after the end of each Fiscal Year beginning with the 1996 Fiscal Year, deliver to
IFC:

                 (i) two copies of its complete audited Financial Statements for such Fiscal Year (which are in agreement with its books of account and prepared in accordance with the Accounting

                          Principles, except that comparable figures for the 1995 Fiscal Year may be omitted), together with an audit report on them, all in form satisfactory to IFC;

                 (ii) a copy of any management letter or other communication from the Auditors to the Borrower or to its management commenting, with respect to such Fiscal Year, on, among other things, the adequacy of the Borrower's financial control procedures and accounting systems and management information system;

                 (iii) a review of the operations of the Borrower during such Fiscal Year containing the information set out in Annex 1;

                 (iv) a certificate of an Authorized Financial Officer of the Borrower and a report by the Auditors certifying that, based on its Financial Statements, the Borrower was in compliance with the financial covenants contained in subsection (s) below and
                          Section 6.03 as of the end of such Fiscal Year or, as the case may be, detailing any noncompliance; and

                 (v) a certificate from an Authorized Financial Officer of the Borrower stating that, as of the date thereof, there exists no Potential Event of Default or Event of Default or, if any such event exists, stating such event, its nature, period of existence and what actions the Borrower proposes to be or is being taken in relation thereto to cure or remedy such event.

         (f) provide to IFC within 90 days of the end of each calendar year, an updated certification by the Independent Engineer of the Proven Reserves as of January 1 of that year and, from time to time, but no more than two times per year, as reasonably requested by IFC, additional updated certifications by the Independent Engineer of Proven Reserves as of the date so requested; each such certification also to include the Independent Engineer's estimates of projected Project development and operating costs and cash flow;

         (g) promptly after the same is received by the Borrower, deliver to IFC a copy of any management letter or other communication sent by the Auditors or any accountants retained by the Borrower to the Borrower or its management in relation to the Borrower's financial, accounting and other systems, management or accounts and which has not already been provided to IFC pursuant to subsection (e)(ii) above;

         (h) authorize, in the form of Schedule 4, Arthur Andersen & Co. (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower's accounts and operations, and deliver to IFC a copy of such authorization;

         (i) if Arthur Andersen & Co. cease to be the auditors of the Borrower for any reason, appoint and maintain as the auditors of the Borrower another firm of independent public accountants satisfactory to IFC and, within 30 days after such appointment, deliver to IFC a copy of an authorization to such firm in the form of Schedule 4;

         (j) provide to IFC, as soon as practicable after the same is entered into, a copy of:

                 (i)      the Transportation Agreement (if required);

                 (ii)     the Terminalling Agreement (if required);

                 (iii)    each Sales Contract; and

                 (iv) any other agreement between the Borrower or the Operating Company and EGPC or any other Person relating to the transportation, terminalling or disposal of Hydrocarbons produced from the Concession Area;

         (k) within 45 days after each meeting of the Management Committee, provide IFC with the minutes of such meeting;

         (1) promptly after the same is received by the Borrower, deliver to IFC a copy of each Approved Budget and Program and each amendment thereto;

         (m) promptly provide to IFC such information as IFC from time to time reasonably requests relating to the Borrower, its financial condition and the Project;

         (n) promptly notify IFC of any event or condition which might materially and adversely affect the carrying out of the Project or the carrying on of the Borrower's business or operations;

         (o) design, construct, operate and maintain all of the Project's plant, equipment and facilities in accordance with the Environmental Requirements;

         (p) within 30 calendar days after the end of each Fiscal Year, deliver to IFC an annual monitoring report, based on the requirements outlined in the Environmental Impact Assessment, confirming compliance with the Environmental Requirements or, as the case may be, detailing any non-compliance together with the action being taken to cure such non-compliance and ensure compliance;

         (q) inform IFC promptly after it becomes aware of any default by any party under any Transaction Document;

         (r)     cause the Operating Company:

                 (i) to obtain and maintain in force (or where appropriate, promptly renew) all Authorizations necessary for carrying out the Project and obtain and maintain in force (or renew) all such Authorizations issued to the Operating Company or in its name; and

                 (ii) perform and observe all the conditions and restrictions contained in, or imposed on the Operating Company by, any such Authorizations;

         (s)     maintain at all times after the Project Completion Date:

                 (i)      a Debt Service Coverage Ratio of at least 1.15; and

                 (ii)     a Life of Loan Coverage Ratio of at least 1.3;

         (t) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the perfection of the Security or for re-registering the Security or to otherwise comply with the Borrower's obligations under the Security Documents and each other Transaction Document;

         (u) permit representatives of IFC upon reasonable notice and during business hours to visit the Project site and all other premises where the business of the Borrower is conducted and to have access to the Project's and its books of account and records;

         (v) permit representatives of the Independent Engineer, upon reasonable notice and during business hours, to visit the Project site and all other premises of the Project and the Borrower and to have access to the Project's and the Borrower's records, and otherwise provide reasonable assistance to, and information as reasonably requested by, the Independent Engineer, in connection with the performance of its services under the Engagement Agreement;

         (w) if EGPC does not exercise its option to purchase all of the Concession's production or Hydrocarbons or, having exercised such option, ceases to purchase all of such production, promptly enter into arrangements, on term reasonably satisfactory to IFC, for the marketing (including transportation and terminalling, if required) of the production not so purchased;

         (x) maintain, at all times from and after the Project Completion Date, the Minimum Retention Amount, in the form and in the manner provided in
Section 6.02; and

         (y) conduct, at all times, its management business, affairs and operations in accordance with Annex 4.

         Section 6.02. Minimum Retention Amount.

         (a) No later than 45 days prior to the date on which the Borrower expects that it will issue or be able to issue its Project Completion Date Certificate, the Borrower shall provide IFC and the Trustee with a written notice (the "Minimum Retention Amount Notice") specifying whether, from and after the Project Completion Date, the Minimum Retention Amount shall be maintained by way of:

                 (i) the retention of cash amounts by the Trustee in the Reserve Account;

                 (ii) the execution and delivery by Phoenix Resource of the Post-Completion Guarantee Agreement; or

                 (iii) the delivery to IFC of a Debt Reserve Letter of Credit.

         (b) If the Borrower fails to provide IFC and the Trustee with the Minimum Retention Amount Notice as required pursuant to subsection (a) above, the Borrower shall be deemed to have elected, and IFC and the Trustee shall be entitled to assume that the Borrower has elected, to maintain the Minimum Retention Amount by way of the retention of cash amounts by the Trustee in the Reserve Account.

         (c)     (i)      If the Borrower (A) specifies in the Minimum
                          Retention Amount Notice that the Minimum Retention
                          Amount will be maintained by way of the retention of cash amounts by the Trustee in the Reserve Account or
                          (B) is deemed to have made such specification pursuant to subsection (b) above, the Trustee shall commence reserving such amounts in the Reserve
                          Account in accordance with Section 4.02 of the Trust
                          Agreement;

                 (ii) if the Borrower specifies in its Minimum Retention Amount Notice that the Minimum Retention Amount will be maintained by way of the execution and delivery of the Post-Completion Guarantee Agreement, the Borrower shall deliver to IFC, with its Project Completion Date Certificate, the Post-Completion Guarantee Agreement, fully executed and delivered by Phoenix Resource, together with a legal opinion as to such matters with respect thereto as IFC may reasonably request, in form and substance reasonably satisfactory to IFC, issued by counsel reasonably acceptable to IFC; and

                 (iii) if the Borrower specifies in its Minimum Retention Amount Notice that the Minimum Retention Amount will be maintained by way of the delivery of the Debt Reserve Letter of Credit, the Borrower shall deliver to IFC, with its Project Completion Date Certificate, the Debt Reserve Letter of Credit, together with a legal opinion as to such matters with respect thereto as IFC may reasonably request, in form and substance reasonably satisfactory to IFC, issued by counsel reasonably acceptable to IFC.

         (d)     (i)      The Borrower may, on no more than one occasion during
                          the term of this Agreement, upon giving not less than days' prior written notice to IFC and the Trustee, select a Debt Reserve Support Method different from the one then in existence; provided that the Borrower shall not be entitled to select a different Debt
                          Reserve Support Method at any time after IFC shall be entitled to instruct the Trustee to commence reserving cash amounts in the Reserve Account in accordance with Section 6.02 (e). Any such notice shall specify:

                          (A)     the Debt Reserve Support Method then in
                                  effect; and

                          (B) the substitute Debt Reserve Support Method so selected.

                          Once so selected, the Borrower shall maintain at all times until indefeasible payment in full of the Loan Obligations such substitute Debt Reserve Support Method.

                 (ii) If the Debt Reserve Support Method selected under paragraph (i) of this subsection (d) is either the execution and delivery by Phoenix Resource of the Post-Completion Guarantee Agreement or the delivery to IFC of a Debt Reserve Letter of Credit, the Borrower shall procure that there is executed and delivered to IFC such Post Completion Guarantee Agreement or, as the case may be, such Debt Reserve Letter of Credit in accordance with the provisions of subsection (c)(ii) and (iii) above, respectively. Upon receipt by IFC of such Post-Completion Guarantee Agreement or Debt Reserve Letter of Credit, in form and substance acceptable to it, IFC shall so notify the Trustee (with copy to the Company and the Guarantor). Upon receipt of such notification, the Trustee shall cease the retention of cash amounts in the Reserve Account.

                 (iii) If the Debt Reserve Support Method selected under paragraph (i) above is the retention of cash amounts by the Trustee in the Reserve Account, IFC shall notify the Trustee in writing to commence such retention of cash amounts. Upon the deposit of the Minimum Retention Amount in cash in the Reserve Account, IFC shall send a notice to Phoenix Resource (with a copy to the Borrower):

                          (A) terminating the Post-Completion Guarantee Agreement and releasing the parties thereto from their obligations thereunder (except for such obligations of Phoenix Resource which, in accordance with the terms of the Post-Completion Guarantee Agreement, expressly survive the termination thereof); or, as the case may be

                          (B)     consenting to the termination and
                                  cancellation of the Debt Reserve Letter of Credit.

         (e) Notwithstanding anything to the contrary in this Agreement, if at any time that the Post-Completion Guarantee Agreement is in effect, Phoenix Resource defaults in any of its obligations thereunder, and such default continues unremedied for a period of, in the case of any obligation to pay monies, five days, and in any other case, 30 days, after notice by IFC, IFC shall be entitled to instruct the Trustee (with a copy to the Borrower and Phoenix Resource) to commence reserving cash amounts in the Reserve Account until the amount on deposit therein equals the Minimum Retention Amount. The Minimum Retention Amount shall thereupon be maintained in cash in the Reserve Account until the indefeasible payment in full of the Loan Obligations. Upon the deposit of the Minimum Retention Amount in cash in the Reserve Account, IFC shall send a notice to Phoenix Resource (with a copy to the Borrower) terminating the Post-Completion Guarantee Agreement and releasing the parties thereto from their obligations thereunder (except for such obligations of Phoenix Resource which, in accordance with the terms of the Post-Completion Guarantee Agreement, expressly survive the termination thereof).

         Section 6.03. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:

         (a)     incur, assume or permit to exist any Debt except:

                 (i)      the IFC Loan;

                 (ii) Indebtedness for Money Borrowed constituting loans from Phoenix Resource, Phoenix International or any of their Affiliates that are on reasonable commercial terms and fully subordinated at all times to the Loan in accordance with the subordination provisions set out in Annex 2 or as otherwise approved by IFC; or

                 (iii) Debt, other than Indebtedness for Money Borrowed, incurred in the ordinary course of business;

         (b)     engage in any business activity other than the Project;

         (c)     make any Restricted Payment:

                 (i) prior to the Project Completion Date unless the Cash Calls Reserve Account is fully funded in accordance with the Trust Agreement;

                 (ii)     if after giving effect to such payment:

                          (A) the Debt Service Coverage Ratio would be less than 1.4; or

                          (B) the Life of Loan Coverage Ratio would be less than 1.8; or

                 (iii) if any Event of Default or Potential Event of Default has occurred and is continuing;

         (d) (i) terminate any Transaction Document, unless the same is replaced by another document of the same or similar effect in form and substance reasonably satisfactory to IFC; or (ii) amend or waive any material provision of any Transaction Document;

         (e) create or permit to exist any Lien on the Project or any of its properties except Permitted Liens;

         (f) enter into any transaction except in the ordinary course of business on the basis of arm's-length arrangements, including, without limitation, arrangements whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full commercial price (subject to normal trade discounts) for its products;

         (g) guarantee the Debt or the commitments of any person other than the Operating Company and then only to the extent required to implement the Development Plan in accordance with Approved Programs and Budgets;

         (h)     except pursuant to the Project Documents:

                 (i) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person; or

                 (ii) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

         (i) except in relation to the Operating Company, form or have any Subsidiary;

         (j) except as permitted under subsection (c) above, make investments or loans to others, other than investments in short-term marketable securities and loans to employees in an amount not exceeding in the aggregate US$100,000 at any time outstanding;

         (k)     encumber, sell or transfer:

                 (i) all or part of its participating interest in the Concession, or all or any part of its interest in, to or under the Project Documents or of any material capital asset; or

                 (ii) all or a substantial part of its assets (whether in a single transaction or in a series of transactions, related or otherwise);

         (l)     agree to any material change in the Development Plan;

         (m) change its Certificate of Incorporation or By-laws in any manner which would be inconsistent with the provisions of any Transaction Document or the obligations of the Borrower or any other Person thereunder;

         (n)     change its Fiscal Year;

         (o) undertake or permit any merger, consolidation or reorganization or petition to wind up its affairs;

         (p) enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind, except leases in respect of operating equipment related to the Project in respect of which the aggregate lease payments do not exceed the equivalent of $1,000,000 in any Fiscal Year;

         (q) use the proceeds of any Disbursement in the territories of any country which is not a member of IFC or the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from those territories;

         (r)     establish any Plan;

         (s) take any action which could result in any violation by it or any of its Affiliates of any of the Corrupt Practices Acts; or

         (t) take any action which could reasonably be expected to result in it or any of its Affiliates falling within the definition of an "investment company" or a company "controlled" by an "investment company" under the ICA or becoming subject to regulation under PUHCA.

         Section 6.04. Insurance. Unless IFC otherwise agrees, the Borrower shall:

         (a) insure and keep insured, or take all action necessary to procure that the Operating Company insures and keeps insured, with a financially sound and reputable insurer or insurers:

                 (i) all its assets and all Project assets that can be insured against all insurable losses (including, without limitation, earthquake, but excluding political risk) on a reinstatement basis utilizing current full replacement values;

                 (ii) General Third Party Liability including Pollution with a sum insured of not less than $5,000,000;

                 (iii) Control of Well and Redrilling expenses with a sum insured of not less than $5,000,000 CSL (Combined Single Limit); and

                 (iv)     any other insurance required by applicable law;

         (b) punctually pay, or take all action necessary to procure that the Operating Company pays, any premium, commission and any other amount necessary for effecting and maintaining in force each insurance policy;

         (c) ensure that each insurance policy names the Borrower or the Operating Company, as the case may be, as sole loss payee and cannot be terminated by the insurer for any reason (including failure to pay the premium or any other amount) unless both the Borrower and IFC receive at least 30 days' prior written notice;

         (d) not do or omit to do, or permit to be done or not done, anything which might prejudice the respective rights of the Borrower or the Operating Company to claim or recover under any insurance policy;

         (e)     deliver to IFC:

                 (i) within 30 days after any insurance policy is issued to the Borrower or the Operating Company, a copy of that policy (unless a copy of such policy has been provided to IFC pursuant to Section 5.01 (f));

                 (ii) not less than 10 days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, within 10 days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent continuing the renewal of such policy and setting out particulars of the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy's issue date or last renewal; and

                 (iii) any other information or documents on each insurance policy IFC requests;

         (f) not allow or permit the Operating Company to vary, rescind, terminate, cancel or cause a material change to any insurance policy referred to in subsection (a) above;

         (g) notify IFC as soon as possible of any event entitling the Borrower or the Operating Company to claim for an aggregate amount exceeding the equivalent of $1,000,000 under any one or more insurance policies;

         (h) promptly notify the relevant insurer of any claim by the Borrower or the Operating Company under any policy written by that insurer and diligently pursue that claim; and

         (i) pay all proceeds of any insurance policy received by the Borrower to the Proceeds Account promptly after receipt thereof

         Section 6.05. Document Taxes etc. (a) The Borrower shall pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents, and any other documents related to any of them.

         (b) The Borrower shall, upon notice from IFC, reimburse IFC or its assigns for any such taxes, duties, fees or other charges paid by IFC or its assigns.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

         Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and all interest accrued on it and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest in respect of that demand for immediate payment.

         Section 7.02. Events of default     It is an Event of Default if:

         (a) the Borrower fails to pay when due any part of the Loan or to pay any interest on the Loan and any such failure continues for a period of five days;

         (b) the Borrower fails to observe or perform any of its obligations under this Agreement (other than for the payment of principal or interest or under Section 6.03(d)(i)) or under any Transaction Document or any other agreement between the Borrower and IFC, or any other party fails to observe or perform any of its obligations under any Transaction Document in any manner that has, or could reasonably be expected to have, a Material Adverse Effect, and in each case such failure continues for a period of 30 days after IFC notifies the Borrower of such failure;

         (c)     the Borrower fails to observe or perform its obligation under
Section 6.03(d)(i);

         (d)     any representation or warranty confirmed or made by Borrower:

                 (i)      in the Borrower's Letter of Information;

                 (ii) in Article IV in connection with the execution and delivery of this Agreement; or

                 (iii) in connection with any request for Disbursement under this Agreement;

is found to be incorrect when made in any material respect;

         (e) the Borrower defaults in the payment of any Indebtedness for Money Borrowed (other than the Loan) and such default continues for a period exceeding the grace period (if any) applicable to such payment;

         (f) a decree or order by a court is entered against the Borrower, Phoenix Resource or Phoenix International:

                 (i) adjudging the Borrower, Phoenix Resource or Phoenix International bankrupt or insolvent;

                 (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Borrower, Phoenix Resource or Phoenix International or under any applicable law;

                 (iii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower,

                          Phoenix Resource or Phoenix International or of any substantial part of its property or other assets; or

                 (iv) ordering the winding up or liquidation of the Borrower, Phoenix Resource or Phoenix International or its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days;

         (g)     the Borrower, Phoenix Resource or Phoenix International:

                 (i) requests a moratorium or suspension of payment of debts from any court;

                 (ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

                 (iii) consents to the institution of bankruptcy or insolvency proceedings against it;

                 (iv) files a petition or answer or consent seeking reorganization or relief under any applicable law, consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, Phoenix Resource or Phoenix International or of any substantial part of its property;

                 (v) makes a general assignment for the benefit of creditors; or

                 (vi) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

         (h) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in subsections (f) and
(g) above;

         (i) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its capital stock, or assumes custody or control of such property or other assets or of the business or operations of the Borrower or of its capital stock, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

         (j) any representation or warranty by Phoenix Resource under the Performance and Pre-Completion Guarantee Agreement or by Phoenix International under the Pledge Agreement proves to have been false when made in any material respect;

         (k) Phoenix Resource defaults in any payment obligation under the Performance and Pre-Completion Guarantee Agreement and such default continues for a period of five days;

         (l) Phoenix Resource defaults in any covenant or performance obligation under the Performance and Pre-Completion Guarantee Agreement or Phoenix International defaults in any covenant or performance obligation under the Pledge Agreement and, in each case, such failure continues unremedied for a period of 30 days after notice by IFC;

         (m)     any Transaction Document:

                 (i) is declared in a final, non-appealable court of competent jurisdiction to be unenforceable against the Borrower, Phoenix Resource or Phoenix International unless promptly replaced by another document of similar effect in form and substance reasonably satisfactory to IFC; or

                 (ii) is repudiated by the Borrower, Phoenix Resource or Phoenix International;

         (n) prior to the Project Completion Date, a final judgment is obtained or rendered against Phoenix Resource, in excess of $5,000,000 and such judgment remains unpaid for 30 days;

         (o)     Phoenix Resource defaults:

                 (i)      in the payment of any Debt exceeding $5,000,000; or

                 (ii) in the performance of any other material obligation which could reasonably be expected to have a material adverse effect on the ability of Phoenix Resource to meet its obligations under the Performance and Pre-Completion Guarantee Agreement;

         (p)     the Borrower:

                 (i) sells, transfers or otherwise disposes or encumbers its interest in the Concession Agreement or Concession Area without the prior written consent of IFC; or

                 (ii) breaches its obligations to the Operating Company or to any other party with respect to its interest in the Concession Area or the Concession Agreement; or

         (q) the Borrower abandons any part of its interest in the Concession Agreement.

         Section 7.03. Bankruptcy. If the Borrower, Phoenix Resource or Phoenix International makes a voluntary filing, or an involuntary filing is made against it, or it otherwise institutes proceedings or proceedings are instituted against it, under applicable bankruptcy or insolvency law which, in the case of any such involuntary filing or proceeding instituted against any such subject entity (other than the Borrower), if opposed by such subject entity (other than the Borrower) is not dismissed within 30 days, the Loan, all interest accrued on it and all other Loan Obligations then due to IFC will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

         Section 7.04. Notice of Events. If any Event of Default or Potential Event of Default occurs, the Borrower shall immediately notify IFC by facsimile or telex specifying the nature of such Event of Default or Potential Event of Default and any steps the Borrower or any other party in default is taking to remedy it.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.01. Notices. All notices, requests and other communications to be given or made under this Agreement shall be in writing. Subject to Sections

7.04 and 8.06 (f), such notice, request or other communication shall be deemed to have been given:

         (a) if mailed by first class registered or certified mail, postage prepaid, upon actual receipt or refusal to accept;

         (b) if deposited for overnight delivery with a recognized international courier service, upon actual receipt or refusal to accept; or

         (c) if delivered by hand or in the form of a facsimile transmission, upon actual receipt;

in each case to the address of the relevant party set out below or to such other address as such party may, by not less than seven days' notice, give to the other party.

         For the Borrower:

                 Phoenix Resources Company of Qarun
                 6525 North Meridian Avenue, Suite 102
                 Oklahoma City, Oklahoma 73116

                 Attention: Chief Financial Officer

                 Facsimile: (405) 728-5259

         For IFC:

                 International Finance Corporation
                 1818 H Street, N.W.
                 Washington, D.C. 20433
                 United States of America

                 Attention: Director, Oil, Gas & Mining Department

                 Facsimile: (202) 334-0230
                            (202) 676-9648

         With a copy (in the case of notices relating to payments) to:

                 Attention: Manager, Accounting Division

                 Facsimile: (202) 676-1830

         Section 8.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Borrower, which translation shall be the governing version between the Borrower and IFC.

         Section 8.03. Expenses. The Borrower shall pay to IFC or as IFC may direct:

         (a) the reasonable fees and expenses of IFC's outside counsel (including its counsel in New York and Egypt) incurred in connection with:

                 (i) the preparation of the investment by IFC provided for under this Agreement;

                 (ii) the preparation and/or review, execution and, where appropriate, registration of the Transaction Documents and any other documents related to them;

                 (iii) the giving of any legal opinions that are required by IFC pursuant to this Agreement;

                 (iv) the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

                 (v) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement; and

                 (vi) the occurrence of any Event of Default or Potential Event of Default; and

         (b) the reasonable costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees on a full indemnity basis.

         Section 8.04. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 6.01 (d).

         (b) If the relevant quarterly Financial Statements are in respect of the last quarter of a Fiscal Year then, at IFC's option, such calculations may instead be made from the audited Financial Statements for such Fiscal Year.

         (c) If any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements has occurred, such material adverse change shall also be taken into account in calculating the relevant figures.

         Section 8.05. Termination of Agreement. This Agreement shall continue in force until all Loan Obligations have been fully paid in accordance with its provisions.

         Section 8.06. Jurisdiction and Enforcement. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

         (b) The Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any Transaction Document to which the Borrower is a party may be brought by IFC in the courts of the State of New York of the United States of America located in the Southern District of New York. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Egypt, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

         (c) By the execution and delivery of this Agreement, the Borrower irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding and designates, appoints and empowers CT Corporation System, with offices at the date of this Agreement at 1633 Broadway, NY 10019, as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York.

         (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in Egypt or any other jurisdiction or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

         (e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding IFC may bring in respect of this Agreement or any other Transaction Document. The Borrower shall keep IFC advised of the identity and location of such agent.

         (f) The Borrower also irrevocably consents, if for any reason the Borrower's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower at its address specified in Section 8.01. In such a case, IFC shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Borrower.

         (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

         (h) The Borrower irrevocably waives to the fullest extent permitted by applicable law:

                 (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this
                          Section 8.06;

                 (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

                 (iii) its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

                 (iv) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Borrower by IFC.

         (i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

         (j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other Transaction Document, brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated by this Agreement or such Transaction Documents, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

         (k) To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or a court of Egypt or elsewhere arising out of or in connection with this Agreement or any other Transaction Document, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Borrower (cautio judicatum solvi), or to post a bond or to take similar action, the

Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Egypt or, as the case may be, the jurisdiction in which such court is located.

         Section 8.07. Confidential Information. (a) IFC may disclose to any Participant who has executed a confidentiality agreement in the form previously agreed between the Borrower and IFC any documents or records of, or information about, the assets, business or affairs of the Borrower reasonably necessary to enable the Participant to evaluate or administer its Participation, whether or not such information is confidential.

         (b) IFC may, for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document arising from the exercise of IFC's rights upon the occurrence and continuance of an Event of Default disclose to any Person any documents or records of, or information about, any Transaction Document, or the assets, business or affairs of the Company, whether or not such information is confidential.

         Section 8.08. Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of its parties. However the Borrower may not assign or delegate any of its rights or obligations under this Agreement.

         Section 8.09. Amendment. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.

         Section 8.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

         Section 8.11. Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.


                                        PHOENIX RESOURCES COMPANY OF QARUN

                                        By      /s/ CHERYL A. RICH
                                           -------------------------------
                                             Authorized Representative


                                        INTERNATIONAL FINANCE CORPORATION

                                        By
                                           -------------------------------
                                             Authorized Representative

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.


                                        PHOENIX RESOURCES COMPANY OF QARUN


                                        By
                                           -------------------------------
                                             Authorized Representative


                                        INTERNATIONAL FINANCE CORPORATION


                                        By      /s/ M. A. K. ALIZAI
                                           -------------------------------
                                             Authorized Representative

                                                                         ANNEX I
                                                                     Page 1 of 2

                    INFORMATION FOR ANNUAL OPERATIONS REVIEW

               (See Section 6.01(e)(iii) of the Loan Agreement)

1) Sponsor and Shareholdings: Information on any change in share ownership of the Borrower and Phoenix International and any significant change in share ownership of Phoenix Resource, in each case with the reasons for such change and identifying each new shareholder in the case of the Borrower and Phoenix International and new major shareholders in the case of Phoenix Resource.

2) Country Conditions and Government Policy: Report on any material changes in local conditions relating to the oil and gas industry, including government policy changes that directly affect the Borrower (e.g., changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations).

3)       Management and Technology: Information on significant changes in:

         (a) senior management or organizational structure of the Borrower and Phoenix Resource; and

         (b) technology used by the Operating Company, including technical assistance arrangements.

4) Corporate Strategy: Description of any changes in corporate or operational strategy of the Borrower and Phoenix Resource, including major changes in products, degree of integration, and business emphasis.

5) Market: Brief analysis of changes in market conditions (both domestic and export) of the Borrower, with emphasis on changes in market share and degree of competition.

6) Operating Performance: Discussion of major factors affecting the year's financial results of the Borrower (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

7) Financial Condition. Comparison of key financial ratios of the Borrower as covenanted in the Loan Agreement with such ratios for the preceding year.

                                                                         ANNEX 1
                                                                     Page 2 of 2

N.B. The Borrower must provide the information relating to Phoenix Resource and Phoenix International during any period when Phoenix Resource is obligated to IFC as guarantor under the Performance and Pre-Completion Guarantee Agreement or under the Post-Completion Guarantee Agreement.

                                                                         ANNEX 2
                                                                     Page l of 4
                            SUBORDINATION PROVISIONS

                (See Section 6.03(a)(ii) of the Loan Agreement)

         The indebtedness ("Subordinated Debt") shall at all times be subordinate and junior in right of payment to the Loan Obligations (the "Loan Obligations") from International Finance Corporation ("IFC") to Phoenix Resources Company of Qarun (the "Borrower"). The Loan Obligations are hereinafter sometimes referred to as "Senior Debt" to the extent and in the manner hereinafter set forth. All capitalized terms not defined in this Annex shall have the meanings specified in the Loan Agreement between IFC and Borrower.

1.       (a)     In the event of any liquidation, dissolution or other
                 winding-up of Borrower, or in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, whether or not pursuant to the bankruptcy laws of any jurisdiction, sale of all or substantially all of the assets or any other marshalling of the assets and liabilities of Borrower:

                 (i) amounts due and owing with respect to Senior Debt shall first be paid in full before the holder of any Subordinated Debt shall be entitled to receive any moneys, dividends or other assets in any proceeding on account of Subordinated Debt; and

                 (ii) at the written request of IFC, the holder of any Subordinated Debt will file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of Borrower in respect of Subordinated Debt and will hold in trust for IFC and pay over to IFC, in the form received, to be applied to the payment of Senior Debt, including, without limitation, interest payable from the date of entry of any order, judgment or decree under the bankruptcy laws of any jurisdiction adjudicating Borrower bankrupt or insolvent to the date of payment ("Post-petition Interest"), any and all moneys, dividends or other assets received in any such proceeding on account of Subordinated Debt, unless and until Senior Debt and Post-petition Interest shall have been indefeasibly paid in full.

                                                                         ANNEX 2
                                                                     Page 2 of 4

                 (b) In the event that the holder of any Subordinated Debt shall fail to take such action requested by IFC, IFC may, as attorney-in-fact for such holder of Subordinated Debt, take such action on behalf of such holder of Subordinated Debt, and such holder of Subordinated Debt hereby appoints IFC as attorney-in-fact for such holder of Subordinated Debt to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character and to take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in the name of IFC or in the name of such holder of Subordinated Debt as IFC may deem necessary or advisable for the enforcement of the subordination provided for by this Agreement; and such holder of Subordinated Debt will execute and deliver to IFC such other and further powers of attorney or other instruments as may be requested in order to accomplish the foregoing.

                 (c) Upon indefeasible payment in full of all of the Senior Debt, the holder of any Subordinated Debt shall be subrogated to the rights of IFC, to receive payments or distributions of assets of Borrower made on Senior Debt until the Subordinated Debt shall be paid in full, and for the purposes of such subrogations, no payments to IFC of any cash, property, stock or obligations which the holder of any Subordinated Debt would be entitled to receive except for the provisions of this Agreement shall, as between Borrower, its creditors (other than the holders of Senior Debt) and the holders of any Subordinated Debt deemed to be a payment by Borrower to or on account of Senior Debt.

2. In the event that the Subordinated Debt or portions thereof shall become due and payable before its or their expressed maturity for any reason (under circumstances when the provisions of subsection (1) or (3) of this Annex shall not be applicable):

         (i) the holder of the Subordinated Debt shall give prompt written notice of such event to IFC; and

                                                                         ANNEX 2
                                                                     Page 3 of 4

         (ii) IFC shall be entitled to receive indefeasible payment in full of all principal of, and premium and interest on, all Senior Debt before the holder of any Subordinated Debt is entitled to receive any payment on account of the principal of, or premium or interest on, such Subordinated Debt.

3. In the event that any Event of Default shall occur and be continuing with respect to any Senior Debt past any applicable grace period, then, unless and until such Event of Default shall have been cured, or unless and until all of the Senior Debt shall be indefeasibly paid in full, the holder of any Subordinated Debt will not receive or accept any payment from Borrower on account of Subordinated Debt.

4. No holder of Subordinated Debt will receive or accept any payment on account of such Subordinated Debt, if the making of such payment would constitute a violation of any provision of this Agreement, the Loan Agreement or the Security Documents.

5. No holder of Subordinated Debt will commence any action or proceeding against Borrower to recover all or any part of any Subordinated Debt or join with any creditor, unless IFC shall also join, in bringing any proceedings against Borrower under any bankruptcy and/or insolvency laws of any jurisdiction to recover all or any part of the Subordinated Debt unless and until all of the Senior Debt shall be indefeasibly paid in full, provided that if any such holder shall have given IFC at least 60 days' prior written notice of its intention to do so, and IFC shall not have objected in writing, such holder may bring an action to recover any payment on Subordinated Debt to the extent not prohibited by subsections (2), (3) and (4) of this Annex.

6. In the event that the holder of any Subordinated Debt shall receive any payment on account of Subordinated Debt which it is not entitled to receive under the provisions of subsection (2), (3) or (4) of this section, it will hold any amount so received in trust for IFC and will forthwith turn over such payment to IFC in the form received to be applied to the payment of Senior Debt.

                                                                         ANNEX 2
                                                                     Page 4 of 4

7. IFC may, at any time and from time to time, without the consent of or notice to the holder of any Subordinated Debt, without incurring responsibility to the holder of any Subordinated Debt, and without impairing or releasing any of the rights of any holder of Senior Debt, or any of the obligations of the holder of Subordinated Debt hereunder:

         (a) change the amount, manner, place or terms of payment or change or extend the time of payment of or renew or alter any Senior Debt or amend the Loan Agreement or the Security Documents in any manner or enter into or amend in any manner any other agreements (except as otherwise provided in such agreements) relating to Senior Debt;

         (b) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Debt;

         (c) release anyone liable in any manner for the payment or collection of Senior Debt;

         (d) exercise or refrain from exercising any rights against Borrower and others (including any holder of Subordinated
                 Debt); and

         (e) apply any sums by whomsoever paid or howsoever realized to Senior Debt.

                                                                         ANNEX 3
                                                                     Page 1 of 1

                               SECURITY DOCUMENTS

                   (See Section 1.01 of the Loan Agreement)

A.       New York Law Security Documents

         1.      Trust Agreement

         2.      Security Agreement

         3.      Pledge Agreement

         4.      Performance and Pre-Completion Guarantee Agreement

         5.      Post-Completion Guarantee Agreement (if delivered)

         6.      Debt Reserve Letter of Credit (if delivered)

B. Egyptian Law Security Documents (substantially in the form of the drafts copies of which have been initialed by the Borrower and IFC for identification)

         7.      Irrevocable Instructions to EGPC

         8.      EGPC Acknowledgment

         9.      Power of Attorney to Dispose of Petroleum

         10.     Power of Attorney to Execute an Assignment

         11.     Agreement Regarding Powers of Attorney

                                                                         ANNEX 4
                                                                     Page 1 of 3

                   ANTI-SUBSTANTIVE CONSOLIDATION PROVISIONS

          (See Sections 4.02(w) and 6.01(y) of the Loan Agreement)

PART I

(1) The books of account of the Borrower are maintained separately from those of Phoenix Resource and Phoenix International and other affiliates of Phoenix Resource and Phoenix International. Separate quarterly financial statements (unaudited) of the Borrower are prepared. The assets of the Borrower are not commingled with the assets of Phoenix Resource, Phoenix International or their affiliates.

(2) At least one member of the Board of Directors of the Borrower is a person who is not also a director, officer or employee of Phoenix Resource or Phoenix International (the "Independent Director").

(3) To the extent that management or other services are furnished to the Borrower by Phoenix Resource, Phoenix International or any of their other affiliates, such services are provided under a services agreement between the Borrower and Phoenix Resource, Phoenix International or such affiliate, as the case may be, which describes the services to be provided, establishes compensation rates consistent with market rates and provides for reimbursement by the Borrower of out-of-pocket expenses of Phoenix Resource, Phoenix International or such affiliate, as the case may be.

(4)      The Borrower has its own U.S. taxpayer identification number.

(5) The Borrower maintains bank accounts in its own name and utilizes its own letterhead for all correspondence.

(6) All agreements relating to the business of the Borrower are entered into by it in its own name and executed on its behalf by one of its officers. The Borrower has not granted a general power of attorney to Phoenix International or Phoenix Resource or to any person who is an officer, director or employee of Phoenix International or Phoenix Resource.

                                                                         ANNEX 4
                                                                     Page 2 of 3

(7) The Borrower maintains all required corporate formalities as required under Delaware law, including the maintenance of books and records and the conduct of shareholders' and Board of Directors' meetings.

(8) The Borrower has obtained in its own name any government permits in Egypt (in addition to the Concession Agreement) which are necessary or appropriate to conduct its business in Egypt.

(9) The Borrower has not engaged and will not engage in any transaction with Phoenix International, Phoenix Resource or their other affiliates which is not related to the business and operations of the Borrower. Any such transaction related to the business and operations of the Borrower engaged in by the Borrower with Phoenix International, Phoenix Resource or any other affiliate is and will be on an arms' length basis and will be approved by a majority of the Borrower's directors, including the Independent Director (as defined in paragraph
         (2) above).

(10) There are not any outstanding assumptions of liabilities by Phoenix International, Phoenix Resource or any of their other affiliates in respect of the Borrower or any guarantees, support agreements, comfort letters or other credit support arrangements (other than as disclosed in writing by Phoenix Resource to IFC on January 4, 1996 or under the Performance and Pre-Completion Guarantee Agreement, the Pledge Agreement and, after the Project Completion Date, the applicable Debt Reserve Support Method) being provided by Phoenix International, Phoenix Resource or any of their other affiliates on behalf of the Borrower. The Borrower has not and will not assume any liabilities or other obligations of Phoenix International, Phoenix Resource or any affiliate thereof or any affiliate of the Borrower.

(11) Any transaction that affects the fundamental organization of the Borrower (including, without limitation, any bankruptcy filing by the Borrower) is required to have the prior approval of a majority of the Borrower's directors, including the Independent Director (as defined in paragraph (2) above).

                                                                         ANNEX 4
                                                                     Page 3 of 3

(12) The financial statements of Phoenix Resource and the Borrower shall state that the assets of the Borrower will only be available to creditors of Phoenix Resource or its subsidiaries after the Borrower's obligations to International Finance Corporation have been satisfied in full.

                                                                         ANNEX 5
                                                                     Page 1 of 2

                         DEBT RESERVE LETTER OF CREDIT

                   (See Section 1. 01 of the Loan Agreement)

1. Each Debt Reserve Letter of Credit shall be in form and substance satisfactory to IFC in an amount equal to the relevant Minimum Retention Amount and maintained by the Borrower in accordance with this Annex 5. Upon delivery to IFC of any Debt Reserve Letter of Credit (including upon renewal thereof), the Borrower shall certify in writing to IFC that the issuing bank thereof is an Eligible Bank and that the other requirements applicable to a Debt Reserve Letter of Credit set in this Annex 5 have been satisfied.

2. Any Debt Reserve Letter of Credit, or the reimbursement agreement related thereto, shall provide, inter alia that:

         (a) the costs associated with the issue and maintenance of such Debt Reserve Letter of Credit shall be for the sole account of Phoenix Resource and, in any event, not for the account of the Borrower;

         (b) neither the Borrower nor IFC shall have any obligation or liability to the issuer of such Debt Reserve Letter of Credit, whether for reimbursement of any amounts drawn thereunder or otherwise; and

         (c) there shall be no conditions to drawing other than the confirmation by the issuer of such Debt Reserve Letter of Credit that any documents required to be delivered in connection with a drawing thereunder appear to comply on their face with the requirements of such Debt Reserve Letter of Credit.

3. The Borrower shall ensure that upon the earlier of (i) 30 days prior to the scheduled expiry date of any Debt Reserve Letter of Credit or
         (ii) 20 Business Days prior to the date upon which such Debt Reserve Letter of Credit requires a notice of cancellation to be issued pursuant to the terms thereof, either:

                                                                         ANNEX 5
                                                                     Page 2 of 2

         (a) the issuing bank of such Debt Reserve Letter of Credit (if such bank is, at such time, an Eligible Bank) shall provide a notice to IFC of the renewal thereof for a term expiring not earlier than (x) the date which is 364 days from the expiry date of the expiring Debt Reserve Letter of Credit or (y) the projected date upon which the last payment in respect of the Loan Obligation will fall due; or

         (b) there shall be delivered to IFC a Debt Reserve Letter of Credit issued by an Eligible Bank, which is effective on or prior to the expiry date of the existing Debt Reserve Letter of Credit, and otherwise having terms as provided in this Annex 5.

If IFC does not receive such notice of renewal or replacement of any Debt Reserve Letter of Credit by the thirtieth day prior to the scheduled expiry date thereof, IFC may draw on such Debt Reserve Letter of Credit for the full amount thereof. Funds obtained by any such drawing shall be (A) deposited in the Reserve Account, if the Loan has not been accelerated; or (B) applied towards payment of the Loan Obligations if the Loan has been accelerated.

4. If the issuing Bank of any Debt Reserve Letter of Credit at any time ceases to be an Eligible Bank:

         (a)     the Borrower shall provide notice of such event to IFC; and

         (b) there shall be delivered to IFC, within 60 days following such notification, in substitution for and replacement thereof, a Debt Reserve Letter of Credit issued by an Eligible Bank and otherwise having terms as provided in this Annex 5.

If IFC does not receive such replacement of any Debt Reserve Letter of Credit by the end of such 60 day period, IFC may draw on such Debt Reserve Letter of Credit for the full amount thereof. Funds obtained by any such drawing shall be
(A) deposited in the Reserve Account, if the Loan has not been accelerated; or
(B) applied towards payment of the Loan Obligations if the Loan has been accelerated.

                                                                      SCHEDULE 1
                                                                     Page l of 3

                        FORM OF REQUEST FOR DISBURSEMENT

             (See Sections 3.02 and 5.04 (a) of the Loan Agreement)

                [To be typed on the letterhead of the Borrower]

                                                                          [Date]

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Oil, Gas & Mining Department

Ladies and Gentlemen:

Investment No. 7422
Request for Loan Disbursement No. [ ]*

1. Please refer to the Loan Agreement (the "Loan Agreement") dated January __, 1996 between Phoenix Resources Company of Qarun (the "Borrower") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on _______________, 199_ (or as soon as practicable thereafter) of the amount of $__________ under the Loan (the "Disbursement") in accordance with the provisions of Section 3.02 of the Loan Agreement. You are requested to pay such amount to the following account: Wilmington Trust Company (Qarun Proceeds Account), Account No. _________________ at Wilmington Trust Company, [Address].

3. For the purpose of Section 5.02 of the Loan Agreement, the Borrower certifies as follows:

-------------------------
*  Each to be numbered in series.

                                                                      SCHEDULE 1
                                                                     Page 2 of 3

         (a) no Event of Default and no Potential Event of Default has occurred and is continuing, and no default by the Borrower of any material obligation under the Joint Operating Agreement or the Concession Agreement has occurred and is continuing;

         (b) since the date of this Agreement, nothing has occurred which could reasonably be expected to have a Material Adverse Effect;

         (c) the proceeds of such Disbursement are, at the date of such Disbursement, needed by the Borrower for the purpose of the Project (including the repayment of the advances referred to in Section 6.01 (b)), or will be needed for that purpose within three months of such date;

         (d) the Borrower has performed all of its obligations due to be performed under each Transaction Document to which it is a party due to be performed prior to such Disbursement;

         (e) the representations and warranties confirmed or made by the Borrower in Article IV are true in all material respects on and as of the date of such Disbursement with the same effect as if such representations and warranties had been made on and as of the date of such Disbursement (but in the case of Section 4.02 (d), without the words in parenthesis) except to the extent that any such representation or warranty is no longer accurate because of a matter that IFC has expressly approved in writing pursuant to the provisions of Section 6.01 or 6.03;

         (f) IFC has received a Guarantor Disbursement Certificate, substantially in the form of Schedule 5, duly completed and signed on behalf of Phoenix Resource by an Authorized Person of Phoenix Resource

         (g) the proceeds of such Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of IFC or the World Bank or for goods produced in or services supplied from any such country;

                                                                      SCHEDULE 1
                                                                     Page 3 of 3

         (h) after giving effect to such Disbursement, the Borrower will not be in violation of:

                 (i)      its Certificate of Incorporation or By-laws; or

                 (ii) any applicable law, rule or regulation directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow;

         (i) the Borrower has the authority to borrow the amount of such Disbursement and such amount is within its available borrowing power; and

         (j) after giving effect to such Disbursement, the aggregate amount of the Borrower's contributed share of Project costs (excluding the aggregate amount of all Disbursements) is not less than 33% of the aggregate amount of all Project costs.

         The above certifications are effective as of the date of this request for Disbursement and shall continue to be effective as of the date of such Disbursement. If any certification is no longer valid as of or prior to such date of Disbursement, the Borrower undertakes promptly to notify IFC in writing.


                                        Yours truly,


                                        PHOENIX RESOURCES COMPANY OF QARUN.


                                        By
                                               Authorized Representative


Copy to:   Manager, Accounting Division
           International Finance Corporation

                                                                      SCHEDULE 2
                                                                     Page 1 of 1

                       FORM OF LOAN DISBURSEMENT RECEIPT

                    (See Section 3.02 of the Loan Agreement)

                [To be typed on the letterhead of the Borrower]

                                                   [Date of disbursement by IFC]

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

Attention: Manager, Accounting Division

Ladies and Gentlemen:

Investment No. 7422
Disbursement Receipt No. [  ]**

         We, Phoenix Resources Company of Qarun, hereby acknowledge receipt on the date hereof of the sum of $____________ disbursed to us by International Finance Corporation ("IFC") under the Loan of $50,000,000 provided for in the
Loan Agreement dated January     , 1996 between our company and International
Finance Corporation.

                                        Yours truly,


                                        PHOENIX RESOURCES COMPANY OF QARUN



                                        By
                                           -------------------------------
                                              Authorized representative

-------------------------
** To correspond with number of the Disbursement request. See Schedule 1.

                                                                      SCHEDULE 3
                                                                     Page l of 2

                FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

                  (See Section 5.01(n) of the Loan Agreement)

                [To be typed on the letterhead of the Borrower]



                                                                          [Date]

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Oil, Gas & Mining Department

Ladies and Gentlemen:

Certificate of Incumbency and Authority

         With reference to the Loan Agreement between us, dated January __, 1996 (the "Loan Agreement"), I, the undersigned [Chairman/Director] of Phoenix Resources Company of Qarun (the "Borrower"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom will, and will continue to be authorized:

         (a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Section 3.02 of the Loan Agreement;

         (b)     to sign the certifications provided for in Sections 5.02 and
5.04 of the Loan Agreement; and

                                                                      SCHEDULE 3
                                                                     Page 2 of 2

         (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may be parties.

*Name                      Office                       Specimen Signature
-----                      -------                      ------------------


----------------           -------------------          -----------------------

----------------           -------------------          -----------------------

----------------           -------------------          -----------------------

         You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.


                                        Yours truly,


                                        PHOENIX RESOURCES COMPANY OF QARUN


                                        By
                                           -------------------------------
                                              [Chairman/Director]


-------------------------
* Designations may be changed by the Company at any time by issuing a new certificate of Incumbency and Authority authorized by the Board of Directors of the Company.

                                                                      SCHEDULE 4
                                                                     Page 1 of 2

                           FORM OF LETTER TO AUDITORS

       (See Sections 5.01 (d) and 6.01 (h) and (i) of the Loan Agreement)

                [To be typed on the letterhead of the Borrower]

                                                                          [Date]

[Name of Auditors]
[Address]

Ladies and Gentlemen:

         We hereby authorize and request you to give to International Finance Corporation of 1818 H Street, N.W., Washington, D.C. 20433, United States of America ("IFC"), all such information as IFC may reasonably request with regard to the financial statements of the undersigned Borrower, both audited and unaudited. We have agreed to supply that information and those statements under the terms of an Loan Agreement between the undersigned Borrower and IFC dated January __, 1996 (the "Loan Agreement"). For your information we enclose a copy of the Loan Agreement.

         We authorize and request you to send two copies of the audited accounts of the undersigned Borrower to IFC to enable us to satisfy our obligation to IFC under Section 6.01 (e)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

         Please note that under Section 6.01 (e)(ii) and (iv) of the Loan Agreement, we are obliged to provide IFC with:

         (a) a copy of any management letter or other communication from you to the Borrower or its management commenting on, among other things, the adequacy of the Borrower's financial control procedures and accounting and management information systems; and

                                                                      SCHEDULE 4
                                                                     Page 2 of 2

         (b) a report by you certifying that, based upon its audited financial statements, the Borrower is in compliance with the financial covenants contained in Sections 6.01 (s) and 6.03 of the Loan Agreement as at the end of the relevant Fiscal Year or, as the case may be, detailing any non-compliance.

         Please also submit each such communication and report to IFC with the audited accounts.

         For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.


                                        Yours truly,


                                        PHOENIX RESOURCES COMPANY OF QARUN


                                        By
                                           -------------------------------
                                              Authorized Representative

Enclosure

cc:      International Finance Corporation
         1818 H Street, N.W.
         Washington, D.C. 20433
         United States of America

         Attention: Director, Oil, Gas & Mining Department

                                                                      SCHEDULE 5
                                                                     Page 1 of 2

                   FORM OF GUARANTOR DISBURSEMENT CERTIFICATE
                  (See Section 5.02 (f) of the Loan Agreement)

                (To be typed on the letterhead of the Guarantor)

                                                                          [Date]

To:      International Finance Corporation ("IFC")

Subject: Phoenix Resources Company of Qarun ("the Borrower"),
         Disbursement No.______*

         Reference is made to the Loan Agreement dated January 26, 1996 between the Borrower and IFC (the "Loan Agreement"). All capitalized terms used in this Certificate and not otherwise defined herein have the meanings given them in the Loan Agreement. Each of the representations and warranties made in this Certificate is made as of the date of this Certificate and deemed to be made as of the date of the Disbursement to which it relates.

         In connection with the Borrower's request that IFC disburse on the date hereof a Disbursement under the Loan Agreement, the Guarantor hereby certifies as follows:

(1) No default in the performance of any covenant or agreement of the Guarantor or Phoenix International in the Performance and Pre-Completion Guarantee Agreement and the Pledge Agreement, respectively, has occurred and is continuing;

(2) The representations and warranties made by the Guarantor and Phoenix International in the Performance and Pre-Completion Guarantee Agreement and the Pledge Agreement, respectively, are true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the


-------------------------
* Number to correspond with the number of the relevant Disbursement Request.

                                                                      SCHEDULE 5
                                                                     Page 2 of 2

         date hereof (except to the extent any such representation or warranty expressly referred to the date it was made on or to a prior date and except to the extent any such representation or warranty is no longer accurate because of a matter that IFC has expressly waived or approved in writing pursuant to Section 5 of the Performance and Pre-Completion Guarantee) Agreement;

(3) The Project is being constructed, developed and operated substantially and materially in accordance with the Development Plan and sound international oil and gas industry practices; and

(4) There has been no material adverse change in the business, financial position, results of operations of the Guarantor and its consolidated subsidiaries, considered as a whole, since the date of the last financial statements of the Guarantor delivered to IFC.


                                        THE PHOENIX RESOURCE COMPANIES, INC.


                                     By
                                        ------------------------------------
                                                   Title

                                                                      SCHEDULE 6
                                                                    Page 1 of 32


--------------------------------------------------------------------------------

                                                          INVESTMENT NUMBER 7422


                                POST-COMPLETION
                              GUARANTEE AGREEMENT


                                    BETWEEN


                      THE PHOENIX RESOURCE COMPANIES, INC.

                                  AS GUARANTOR

                                      AND

                       INTERNATIONAL FINANCE CORPORATION,

                                AS SECURED PARTY





--------------------------------------------------------------------------------

                                                                      SCHEDULE 6
                                                                    Page 2 of 32

                               TABLE OF CONTENTS

1.  CAPITALIZED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
2.  POST-COMPLETION GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  106
3.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  106

         3.1    Character of Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . .   106
         3.2    No Reduction or Defense . . . . . . . . . . . . . . . . . . . . . . . . . . .   107
         3.3    Waiver of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108
         3.4    No Subrogation, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   110
         3.5    Bankruptcy, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   111
         3.6    Revocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   112
         3.7    Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   113
         3.8    Amounts Held in Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . .   113
         3.9    Obligations Unaffected by Transfer  . . . . . . . . . . . . . . . . . . . . .   114

4.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR   . . . . . . . . . . . . . . . . . . . . . .  114

         4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   114
         4.2    Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   114
         4.3    Legality, Validity and Enforceability . . . . . . . . . . . . . . . . . . . .   114
         4.4    Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   114
         4.5    Ownership of Shareholder and Borrower . . . . . . . . . . . . . . . . . . . .   115
         4.6    Compliance with Legal Requirements; No Conflict . . . . . . . . . . . . . . .   116
         4.7    Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   117
         4.8    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   117
         4.9    Bankruptcy, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   118
         4.10   Rights of Secured Party Not Limited . . . . . . . . . . . . . . . . . . . . .   118
         4.11   Material Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   118
         4.12   True and Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .   119
         4.13   Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   119
         4.14   Management and Operating Practices  . . . . . . . . . . . . . . . . . . . . .   119
         4.15   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   120
         4.16   Taxes and Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   120
         4.17   Financial Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   120

                                                                      SCHEDULE 6
                                                                    Page 3 of 32

5.  COVENANTS OF THE GUARANTOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120

         5.1    Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   120
         5.2    Merger Consolidation, Sale of Assets  . . . . . . . . . . . . . . . . . . . .   121
         5.3    Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   121
         5.4    Financial Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   122
         5.5    Compliance with Legal Requirements  . . . . . . . . . . . . . . . . . . . . .   122
         5.6    Books; Records; Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .   123
         5.7    Transfer of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . .   123
         5.8    Bankruptcy, etc. . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . .   124
         5.9    Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   125
         5.10   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   125
         5.11   Subordination of Advances . . . . . . . . . . . . . . . . . . . . . . . . . .   125
         5.12   Management and Operating Practices  . . . . . . . . . . . . . . . . . . . . .   126

6.  SUCCESSIONS: ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
7.  WAIVERS       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
8.  INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
9.  NOTICES       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
10. AMENDMENTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  127
11. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE  . . . . . . . . . . . . . . . . . . . . . .  127
12. TAXES         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  129
13. JUDGMENT CURRENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  129
14. INTEGRATION OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  129
15. TERMINATION; REINSTATEMENT; SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  130
16. COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  130

                                                                      SCHEDULE 6
                                                                    Page 4 of 32

                           POST-COMPLETION GUARANTEE
                                   AGREEMENT

        THIS POST-COMPLETION GUARANTEE AGREEMENT (this "Agreement"), dated as of ___________, ____, between THE PHOENIX RESOURCE COMPANIES, INC., a Delaware corporation (the "Guarantor") and INTERNATIONAL FINANCE CORPORATION, as secured party (the "Secured Party").

                                  WITNESSETH:

         WHEREAS, Phoenix Resources Company of Qarun, a Delaware corporation (the "BORROWER") has entered into a loan agreement (the "LOAN AGREEMENT") with the Secured Party, pursuant to which the Secured Party has agreed to make a Loan to the Borrower in order to finance a portion of the cost of the Project, on the term and conditions set forth therein; and

         WHEREAS, pursuant to the Loan Agreement, the Minimum Retention Amount may be established and maintained by the execution and delivery of this Agreement by the Guarantor;

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, receipt of which is hereby acknowledged, and as an inducement to the Secured Party to enter into the Loan Agreement with the Borrower, the Guarantor and the Secured Party hereby agree as follows:

         1.  Capitalized Terms

         1.1 Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Loan Agreement.

                                                                      SCHEDULE 6
                                                                    Page 5 of 32

         1.2    The following terms shall have the meanings specified below:

                "ADVANCES" means any and all Debt loans, advances or similar amounts provided, whether before or after the date hereof, to the Borrower by the Guarantor (including without limitation all amounts paid or otherwise provided to the Borrower under or pursuant to the Bridge Financing Agreement, dated as of August 15, 1995, between the Guarantor and the Borrower).

                "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect from time to time.

                "CONSOLIDATED WORKING CAPITAL" shall mean, as of any date of determination, the sum of (x) the consolidated current assets of the Guarantor less (y) the consolidated current liabilities of the Guarantor, as determined pursuant to the most recent financial statements delivered by the Guarantor to the Secured Party pursuant to Section 5.4.

                "ENVIRONMENTAL LAW" means, collectively, the environmental, occupational, health and safety policies, standard and guidelines of the World Bank set out in the Environmental Impact Assessment (as defined in the Loan Agreement) and of any Authority in the United States with jurisdiction over the Guarantor.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect from time to time.

                "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Guarantor, the Borrower or a Subsidiary of any of the foregoing would be deemed to be a "single employer" (i) within the meaning of Section 414(b),(c), (m) or (o) of the Code or (ii) as a result of the Guarantor, the Borrower or a Subsidiary of any of the foregoing being or having been a general partner of such person.

                "GUARANTOR TRANSACTION DOCUMENT" means this Agreement and each other Transaction Document to which the Guarantor is party.

                                                                      SCHEDULE 6
                                                                    Page 6 of 32

                "LEGAL REQUIREMENTS" means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Authority having jurisdiction over the matter in question.

                "LONG-TERM DEBT RATIO" shall mean, as of any date of determination, the ratio of (x) the Long-Term Debt of the Guarantor to (y) the sum of (i) the Long-Term Debt of the Guarantor and (ii) the consolidated stockholder's equity of the Guarantor, as determined pursuant to the most recent financial statements delivered by the Guarantor to the Secured Party pursuant to Section 5.4.

                "MAXIMUM POST-COMPLETION GUARANTEE AMOUNT" shall mean the amount of U.S. $5,625,000, together with interest thereon at the applicable rate provided in the Loan Agreement.

                "PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA or any "plan" as defined in Section 4975(e)(1) of the Code.

                "POST-COMPLETION GUARANTEE PERIOD" shall mean the period commencing on the Project Completion Date and ending on the Post-Completion Guarantee Termination Date.

                "POST-COMPLETION GUARANTEE TERMINATION DATE" shall mean the earlier of (i) the funding in full of the Reserve Account; (ii) the delivery of a Debt Reserve Letter of Credit; and (iii) the indefeasible payment in full of all of the Loan Obligations.

                "POST-COMPLETION PERIOD OBLIGATIONS" means any and all amounts of principal and interest payable by the Borrower under the Loan Agreement during the Post-Completion Guarantee Period.

                "SHAREHOLDER" means Phoenix Resources Company International.

         1.3 Section 1.02 of the Loan Agreement is incorporated by reference as if fully set forth herein.

                                                                      SCHEDULE 6
                                                                    Page 7 of 32

         2.     Post-Completion Guarantee

         2.1 The Guarantor unconditionally and irrevocably guarantees and agrees to make payment, within five (5) days of the first written demand by the Secured Party on the Guarantor, in the manner, in the currency and in the type of funds set forth in Section 3.09 of the Loan Agreement, of any and all amounts of Post-Completion Period Obligations due and unpaid by the Borrower during the Post-Completion Guarantee Period; provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed the Maximum Post-Completion Guarantee Amount.

         2.2 In addition to its obligations under Section 2.1, the Guarantor further agrees to make payment, within five (5) days of the first written demand by the Secured Party on the Guarantor, of all reasonable fees and expenses incurred by the Secured Party in enforcing the Guarantor's obligations and liabilities hereunder or the terms hereof, including the reasonable fees and expenses of legal counsel.

         2.3 Each failure by the Borrower to pay any Post-Completion Period Obligation under the Loan Agreement shall give rise to a separate cause of action hereunder and no demand by the Secured Party on the Guarantor with respect to any such failure by the Borrower shall limit or in any way prejudice any further or subsequent demand or demands by the Secured Party hereunder; provided that in no event shall the obligations of the Guarantor hereunder exceed, in the aggregate, the Maximum Post-Completion Guarantee Amount. Separate suits may be brought hereunder as each such cause of action arises.

         3.     General Provisions.

         3.1    Character of Guarantee.

         3.1.1 The obligations of the Guarantor under this Agreement are primary obligations and are an absolute, unconditional, continuing and irrevocable guarantee of payment and not of collectibility or performance and are in no way conditioned on or contingent upon any attempt to enforce in whole or in part the Borrower's obligations under the Loan Agreement or the obligations of any other Person under any of the other Transaction Documents.

                                                                      SCHEDULE 6
                                                                    Page 8 of 32

         3.1.2 The obligations of the Guarantor under this Agreement are not, and shall not be, subject to any defense or right of set-off, counterclaim, deduction, diminution, abatement, recoupment, suspension, deferment or reduction or any other legal or equitable defense which the Guarantor has or hereafter may have, against any other Person (including without limitation the Shareholder and the Borrower) for any reason whatsoever (including any action, failure to act or circumstance which constitutes, or might constitute or be construed as, an equitable or legal discharge of any or all of the Borrower's obligations under the Transaction Documents, in bankruptcy or otherwise).

         3.2    No Reduction or Defense.

         3.2.1 The Secured Party, may at any time and from time to time without the consent of or notice to the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

                (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any obligation of the Borrower or any obligations (including any hereunder) incurred directly or indirectly in respect hereof or in any manner modify, amend or supplement the terms of the Loan Agreement or any documents, instruments or agreements executed in connection therewith (other than any document to which the Guarantor is a party), and the guarantee herein undertaken shall apply to the obligations of the Borrower as changed, extended, renewed, modified, amended, supplemented or altered in any manner;

                (ii) exercise or refrain from exercising any rights against the Borrower or others (including the Guarantor) whether under the Transaction Documents or otherwise, or otherwise act or refrain from acting;

                (iii) release any other guarantor or other Person from its obligations under the Loan Agreement or any of the Security Documents without obtaining the consent of the Guarantor and without affecting or impairing the obligations of the Guarantor hereunder;

                (iv) settle or compromise any obligations (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof;

                                                                      SCHEDULE 6
                                                                    Page 9 of 32

                 (v) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property or assets by whomsoever pledged, transferred, or assigned to secure or howsoever securing the liabilities or obligations (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof and/or any offset thereagainst;

                 (vi) apply any sums by whomsoever paid or howsoever realized to the obligations of the Borrower under the Loan Agreement;

                 (vii) consent to or waive any breach of, or any act, omission or default under, the Loan Agreement or any of such other instruments or agreements; and/or

                 (viii) act or fail to act in any manner referred to in this Agreement which may deprive the Guarantor of any right it may otherwise have had to subrogation or reimbursement against the Borrower or any other Person to recover full indemnity for any payments made pursuant to this Agreement.

         3.2.2 No invalidity, irregularity or unenforceability of any or all of the obligations hereby guaranteed shall affect, impair, or be a defense to this Agreement.

         3.3 Waiver of Rights. To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation:

                (i) any right to require the Secured Party to proceed against the Guarantor, the Borrower or any other Person or to proceed against or exhaust any Security held by the Trustee or any other Person on behalf of the Secured Party at any time or to pursue any other remedy in the Secured Party's power before proceeding against the Guarantor,

                (ii) any right to elect trial by jury, the benefit of the statute of limitations in any action hereunder or in any action for the collection or performance of any obligations hereunder or of the Borrower under the Loan Agreement or the other Transaction Documents;

                                                                      SCHEDULE 6
                                                                   Page 10 of 32


                             (iii)  any defense that may arise by reason of the
incapacity, lack of authority, death or disability of any other Person or the failure of the Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person;


                             (iv)   any defense based on an act or omission by
the Borrower, the Guarantor, the Trustee, the Secured Party or any other Person other than payment or performance by the Borrower of all obligations under the Loan Agreement and the Security Documents;

                             (v)   diligence, demand, presentment, protest and
notice of any kind including notice of acceptance of this Agreement and of any obligation to which it applies or may apply, and notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any default, indulgence, enforcement or other action or non-action on the part of the Borrower, the Guarantor, the Secured Party, the Trustee, any endorser or creditor of the Guarantor or the Borrower, or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held on behalf of the Secured Party, as Security or in connection with any obligations hereunder;

                             (vi)   any defense based upon an election of
remedies by the Secured Party or the Trustee, including an election to proceed by nonjudicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Guarantor and/or the Shareholder, or the right of the Guarantor and/or the Shareholder to proceed against the Borrower for reimbursement, or both;

                             (vii)  any defense based upon any statute or rule
of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and

                             (viii)  any duty on the part of the Secured Party
or any other Person to disclose to the Guarantor any facts that such Person may now or hereafter know about the Borrower or any other Person.

                                                                      SCHEDULE 6
                                                                   Page 11 of 32


        3.4    No Subrogation, etc.

        3.4.1 The Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against each such other party or the Borrower, as the case may be, that arise from the existence or performance of the Guarantor's obligations under this Agreement, including any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Secured Party or the Trustee against the Borrower, the Guarantor or any Security which the Secured Party may now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower or the Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

        3.4.2 For the purposes of this Agreement, as between the parties hereto, the Guarantor acknowledges and agrees that all payments made by the Guarantor under or on account of this Agreement shall not under any circumstances be treated as loans to, or on behalf of, the Borrower, notwithstanding the existence at any time of any agreement to which either of such parties and the Borrower are party that describe such amounts as indebtedness.

        3.4.3 The Guarantor hereby irrevocably agrees that it will not exercise any rights which it may acquire by way of contribution under this Agreement by any payment made hereunder or otherwise, including the right to take or receive from any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such contribution rights.

                                                                      SCHEDULE 6
                                                                   Page 12 of 32

        3.5    Bankruptcy etc.

        3.5.1 Without limiting the generality of any of the foregoing provisions of this Agreement, the Guarantor irrevocably waives, to the fullest extent permitted by applicable law and for the benefit of, and as a separate undertaking with, the Secured Party, any defense to the performance of this Agreement which may be available to the Guarantor as a consequence of this Agreement being rejected or otherwise not assumed by the Borrower or any trustee or other similar official for the Borrower or for any substantial part of the property of the Borrower, or as a consequence of this Agreement being otherwise terminated or modified, in any proceeding seeking to adjudicate the Borrower as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, protection, relief or composition of the Borrower or the debts of the Borrower under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, whether such rejection, non-assumption, termination or modification be by reason of this Agreement being held to be an executory contract or by reason of any other circumstance.

        3.5.2 If this Agreement shall be so rejected or otherwise not assumed, or so terminated or modified, the Guarantor agrees, for the benefit of and as a separate undertaking with, the Secured Party, that it will be unconditionally liable to pay or to cause to be paid to the Secured Party, an amount equal to each payment which would otherwise be payable by the Guarantor or by such Person that the Guarantor would have caused to make payment, under or in connection with this Agreement if this Agreement were not so rejected or otherwise not assumed or were otherwise not so terminated or modified, such amount to be payable to the Secured Party, at the payment address set forth in the Loan Agreement or otherwise in accordance with the instructions of the Secured Party, as and when such payment would otherwise be payable hereunder and such amount to be applied as such payment would otherwise be applied hereunder.

                                                                      SCHEDULE 6
                                                                   Page 13 of 32


        3.5.2 The obligations of the Guarantor under this Agreement shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Borrower, or by any defense which the Borrower may have by reason of any order, decree or decision of any court or Authority resulting from any such proceeding.

        3.5.3 The Guarantor shall file, or cause the Shareholder to file, as the case may be, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which it may have against the Borrower relating to any indebtedness of the Borrower to the Guarantor or the Shareholder, as the case may be. If the Guarantor does not file any such claim, the Secured Party, as attorney-in-fact for such party, is hereby authorized to do so in the name of the Guarantor, to cause proofs of claim to be filed in the name of the Secured Party's nominee and to vote or otherwise deal with such party's interests in connection with or with respect to all matters in any proceeding. The foregoing power of attorney is coupled with an interest and is irrevocable. The Secured Party or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the Person authorized to pay such a claim shall pay the same to the Secured Party; provided, however, that the obligations hereunder shall not be satisfied except to the extent that the Secured Party receives cash by reason of any such payment. If the Secured Party receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Agreement.

        3.6    Revocation

        3.6.1 In the event that, notwithstanding the provisions of Section 3.2, this Agreement is or is deemed to be revoked in accordance with applicable law, then any such revocation shall become effective only upon actual receipt by the Secured Party and the Trustee of written notice of revocation signed by the Guarantor seeking to revoke this Agreement.

                                                                      SCHEDULE 6
                                                                   Page 14 of 32


        3.6.2 No revocation or termination hereof shall affect in any manner rights arising under this Agreement with respect to obligations and liabilities outstanding on the date of receipt by the Secured Party and the Trustee of written notice of such revocation or termination, the Guarantor shall remain liable for all obligations incurred hereunder prior to such revocation or termination, and the sole effect of such revocation and termination hereof shall be to exclude from this Agreement obligations and liabilities thereafter arising which are unconnected to obligations and liabilities theretofore arising or transactions theretofore entered into.

        3.7    Subordination. Except to the extent repaid in accordance with
Section 6.01(b) of the Loan Agreement, all existing and future Advances and any other indebtedness of the Borrower to the Guarantor and, except for Restricted Payments made in accordance with Section 6.03(c) of the Loan Agreement, the right of the Guarantor to withdraw any capital invested by the Guarantor in the Borrower, is hereby subordinated to the prior and indefeasible payment in full of all Loan Obligations, including the Loan Obligations guaranteed hereunder, on the terms and conditions specified in Annex 2 to the Loan Agreement. Except as otherwise permitted by the express terms of the Loan Agreement, such subordinated indebtedness shall not be paid or withdrawn in whole or in part, nor shall the Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital while this Agreement is in effect.

        3.8 Amounts Held in Trust. If any amount shall be paid to the Guarantor in violation of this Agreement and there are outstanding Loan Obligations or any amount of the Loan commitment shall remain in effect, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Secured Party and shall forthwith be paid to the Secured Party to be credited and applied toward payment of the outstanding Loan Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement.

                                                                      SCHEDULE 6
                                                                   Page 15 of 32

        3.9 Obligations Unaffected by Transfer. The obligations of the Guarantor hereunder shall remain unchanged and in full force and effect in accordance with the terms hereof notwithstanding any transfer of any interest in any share capital, common stock, securities or economic interest (whether direct or indirect) in the Borrower by the Guarantor or the Shareholder, or in the Shareholder by the Guarantor, as the case may be.

        4. Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Secured Party that:

        4.1 Organization. It is a corporation duly organized validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate power and authority to execute and deliver each Guarantor Transaction Document and to perform its obligations under each Guarantor Transaction Document.

        4.2 Authorization. It has taken all necessary corporate action to authorize its execution and delivery of each Guarantor Transaction Document and the performance of its obligations under each Guarantor Transaction Document and each Guarantor Transaction Document has been duly authorized, executed and delivered.

        4.3    Legality, Validity and Enforceability

        4.3.1 Each Guarantor Transaction Document constitutes the legal, valid and binding obligation of it, enforceable against it, in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equitable principles.

        4.3.2 No fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of any Guarantor Transaction Document.

        4.4 Authorizations. It possesses all Authorizations necessary for it to execute, deliver and perform its obligations under each Guarantor Transaction Document.

                                                                      SCHEDULE 6
                                                                   Page 16 of 32


        4.5    Ownership of Shareholder and Borrower.

        4.5.1  As of the date of this Agreement:

        (i) there are 100 authorized shares of the Shareholder, without par value, of which 100 shares are issued and outstanding;

        (ii) all of such issued shares of common stock are owned by the Guarantor and are duly and validly issued, fully paid and non-assessable; and

        (iii)  the Shareholder does not have outstanding

                (A) any securities convertible into or exchangeable for its capital stock, or

                (B) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of or any call, commitment or claims of any character relating to, its capital stock.

        4.5.2   As of the date of this Agreement

        (i) there are 100 authorized shares of the Borrower, without par value, of which 100 shares are issued and outstanding;

        (ii) all of such issued shares of common stock are owned and held by the Shareholder and are duly and validly issued, fully paid and non-assessable; and

        (iii)   the Borrower does not have outstanding

                (A) any securities convertible into or exchangeable for its capital stock, or

                                                                      SCHEDULE 6
                                                                   Page 17 of 32


                (B) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call commitment or claims of any character relating to, its capital stock.

        4.6     Compliance with Legal Requirements; No Conflict

        4.6.1 It is in compliance with and not in default under any and all Legal Requirements applicable to it except where non-compliance or default could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

        4.6.2 Its execution, delivery and performance of each Guarantor Transaction Document:

        (i) does not and will not contravene any provisions of its certificate of incorporation or bylaws;

        (ii) does not and will not contravene any Legal Requirement, except where such contravention could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document; and

        (iii) does not and will not contravene, or result in any breach of, or constitute any default under or require any consent under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, except where such contravention, breach or default or lack of consent could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

        4.6.3 It is not in default under any term of any Guarantor Transaction Document or any other agreement to which it is a party which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

                                                                      SCHEDULE 6
                                                                   Page 18 of 32


        4.7 Proceedings. There is no pending or, to its knowledge, threatened action or proceeding at law or in equity affecting it before any court, Authority or arbitrator, which could reasonably be expected to materially and adversely affect its business, financial condition or results of operations or its ability to perform its obligations under any Guarantor Transaction Document.

        4.8     Environmental Matters.

        4.8.1 It is not or has not in the past been in violation of any Environmental Law which violation could reasonably be expected to result in a material adverse effect on its business, financial condition or results of operations or on its ability to perform its obligations under any Guarantor Transaction Document. To its knowledge, there is and has been no condition, circumstance, action, activity or event that could reasonably form the basis of any violation of any Environmental Law which could reasonably be expected to result in a material adverse effect on the Guarantor or the Borrower, or any material liability to the Secured Party.

        4.8.2 There is no proceeding, investigation or inquiry by any Authority or any nongovernmental third party with respect to any material violation of any Environmental Law by it, the Borrower or any other Subsidiary which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Guarantor and its consolidated subsidiaries or on the Guarantor's ability to perform its obligations under any Guarantor Transaction Document.

        4.8.3 It has been issued and will maintain and will cause the Shareholder and the Borrower to obtain and maintain, all required Authorizations relating to any Environmental Law, and it has not received, and neither the Shareholder nor the Borrower has received, any complaint order, directive, citation or notice from any Authority with respect to any Environmental Law, except where any such nonissuance, failure to maintain, or receipt of any such complaint, order, directive, citation or notice could not reasonably be expected to have a material adverse effect on its or any such other Person's, as the case may be, business, financial condition or results of operations or on its or any such other Person's, as the case may be, ability to perform its respective obligations under any Transaction Document to which it or any such other Person is party.

                                                                      SCHEDULE 6
                                                                  Page 19 of  32


        4.9 Bankruptcy etc., It has not and is not taking any steps (including petition, proposal or convening a meeting) nor (to the best of its knowledge, information and belief) is any such step being taken nor are any legal proceedings pending or being threatened against it for or in respect of:

        (i) the composition, assignment or arrangement with all or any general class of its creditors;

        (ii) the making of any petition in respect of it under any applicable insolvency, bankruptcy or Similar laws in any jurisdiction;

        (iii) the passing of any resolution for (or petitioning for) its winding up, dissolution or reorganization or administration or appointment of any trustee, receiver or similar officer or in respect of it or any or all of its assets or revenues; or

        (iv) the enforcing of any Lien over any part of its assets, except where any such enforcement could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

        4.10 Rights of Secured Party Not Limited. The rights and remedies of the Secured Party under or in relation to this Agreement or any other Transaction Document shall not be limited or prejudiced by any investigation by or on behalf of the Secured Party into the affairs of the Borrower, the Shareholder, the Guarantor or the Project, by the execution or the performance of this Agreement or any other Transaction Document, or by any other act or thing which may be done by or on behalf of the Secured Party in connection with this Agreement or any other Transaction Document and which might, apart from this Section, prejudice such rights or remedies.

        4.11 Material Liabilities. There are no liabilities or obligations with respect to it of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) other than those disclosed therein for the period to which the financial statements referred to in Section
4.15 relate which, either individually or in the aggregate, would be material to it. It does not know of any reasonable basis for the assertion against it, the Borrower or the Project of any liability

                                                                      SCHEDULE 6
                                                                  Page 20 of  32




or obligation of any nature whatsoever for such relevant period that is not fully reflected in such financial statements which, either individually or in the aggregate, could reasonably be expected to be material to it or the Borrower.

        4.12 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of it in writing to the Secured Party is (with respect to information provided through the date of this Agreement) or will be (with respect to information provided after the date of this Agreement) true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

        4.13    Regulation

        4.13.1 There is no Unfunded Liability (as defined under ERISA) under any current or previously existing Plan of the Guarantor or any Subsidiary thereof which could have a material adverse effect on the business, financial condition or results of operations of any such Person or the ability of any such Person to perform its obligations under any Transaction Document to which it is party.

        4.13.2 Neither it nor any of its officers, directors, employees, agents or affiliates, acting on its behalf, has taken any action in connection with the Project that violates the Foreign Corrupt Practices Act of the United States, if applicable, or any similar law of the Arab Republic of Egypt, if applicable (collectively, the "CORRUPT PRACTICES ACTS").

        4.13.3 None of it, any of its Affiliates or the Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the United States Investment Company Act of 1940, as amended ("ICA") or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, and all rules and regulations adopted thereunder ("PUHCA").

        4.14 Management and Operating Practices. The Borrower's affairs are conducted in accordance with Annex 4 to the Loan Agreement.

                                                                      SCHEDULE 6
                                                                   Page 21 of 32


        4.15 Financial Statements. All financial statements previously delivered by it to the Secured Party are and, in the case of financial statements to be delivered after the date hereof, will be, true, correct and complete in all respects as of the date of such statements and do not fail to disclose any material liabilities, whether direct or contingent, fairly present its financial condition as of the date thereof and have been prepared in accordance with the Accounting Principles.

        4.16 Taxes and Tax. It has filed, or caused to be filed, all tax returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes in accordance with the Accounting Principles) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are as required by the Accounting Principles except, in each case, to the extent that failure to do so could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

        4.17    Financial Matters.

        4.17.1 The Guarantor has not created, incurred or suffered to exist any Lien in, of or over the share capital of the Shareholder.

        4.17.2  The Guarantor's

                (i)   Consolidated Working Capital is not less than zero (0);
                and

                (ii)  Long-Term Debt Ratio does not exceed 2:1.

        5. Covenants of the Guarantor. The Guarantor hereby covenants to and agrees with the Secured Party that:

        5.1 Corporate Existence. It will maintain its, the Shareholder's and the Borrower's respective corporate existence in good standing and will maintain in full force and effect all Authorizations that are required to be obtained by it with

                                                                      SCHEDULE 6
                                                                   Page 22 of 32


respect to and each Guarantor Transaction Document to which it is party and will obtain any Authorization that may become necessary in the future.

        5.2 Merger Consolidation, Sale of Assets. It will not undertake, engage in or consummate any merger, consolidation, sale, lease or other disposal of all or any part of its property or assets which could reasonably be expected to materially and adversely affect its ability to perform its obligations under any Guarantor Transaction Document.

        5.3     Financial Covenants.

        5.3.1 At any time, the Guarantor will not create, incur or suffer to exist any Lien in, of or over the share capital of the Shareholder.

        5.3.2   From and after the Project Completion Date:

        (i)     the Guarantor will not permit

                (A) its Consolidated Working Capital to be less than zero (0);
                nor

                (B) its Long-Term Debt Ratio to exceed 2:1; and

        (ii)    in the event that

                (A) the Guarantor's Consolidated Working Capital shall be less than zero (0); or

                (B) its Long-Term Debt Ratio shall exceed 2:1, the Guarantor shall immediately so notify the Secured Party and the Trustee in writing.

                                                                      SCHEDULE 6
                                                                   Page 23 of 32


        5.4     Financial Reports.

        5.4.1 It will deliver to the Secured Party within fifteen (15) days, after filing with the U.S. Securities and Exchange Commission ("SEC") copies of each quarterly and annual report (including without limitation each 10-Q and 10-K report) and the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "1934 ACT").

        5.4.2 If the Guarantor shall cease to be subject to the requirements of Section 13 or 15(d) of the 1934 Act the Guarantor shall deliver to the Secured Party:

                (A) within sixty (60) days after the close of each of the first three quarterly accounting periods in its fiscal year, its consolidated balance sheets as at the end of such quarterly period and the related statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, prepared in accordance with the Accounting Principles, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by its chief financial officer or treasurer, subject to normal year-end audit adjustments; and

                (B) within one hundred twenty (120) days after the close of its fiscal year, its consolidated and consolidating balance sheets as at the end of such fiscal year, and the related statements of income, retained earnings and cash flows for such fiscal year, prepared in accordance with the Accounting Principles, in each case setting forth comparative figures for the preceding fiscal year and with an audit report, in the case of the consolidated financial statements, of independent certified public accountants of recognized national standing in the United States.

        5.5 Compliance with Legal Requirements It will comply with all applicable Legal Requirements (including without limitation all Environmental
Laws)

                                                                      SCHEDULE 6
                                                                   Page 24 of 32

to which it may be subject, except where any such non-compliance could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Guarantor Transaction Document.

        5.6 Books; Records; Access.It will maintain with respect to itself, and will cause the Borrower to maintain with respect to itself and the Project, adequate books, accounts and records in compliance with the regulations of any Authority having jurisdiction thereof, and, in the case of the Guarantor, with respect to financial statements, in accordance with generally accepted accounting principles in the United States, and permit, and cause the Borrower to permit, employees or agents of the Secured Party and the Independent Engineer, at any reasonable times and upon reasonable prior notice, to inspect the Project, to examine or inspect its and the Borrower's books, accounts, and records pertaining or related to the Project and to make copies and memoranda thereof.

        5.7     Transfer of Interests.

        5.7.1 It shall, and shall cause the Shareholder, not to directly or indirectly sell, assign or transfer any shares, capital stock, securities or direct or indirect economic interest in the Shareholder or the Borrower, as the case may be, except

                (A)     for a valid business purpose;

                (B) with the prior written consent of the Secured Party (such consent not to be unreasonably withheld);

                (C)     in compliance with all Legal Requirements;

                (D) if, with respect to any such transfer of shares, capital stock, securities or direct or indirect economic interest in the Borrower, such transferee shall have executed and delivered a pledge agreement in substantially similar form as the Pledge Agreement, together with, if the Secured Party so requests, an opinion of counsel satisfactory to the Secured Party, and in form and substance satisfactory to the Secured Party, as to such matters related to any such transfer reasonably requested by the Secured Party; and

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                (E)     if there has been provided to the Secured Party any
                such other document or instrument, or there has been performed any such other act or thing, in connection with any such transfer, as the case may be, as may have been reasonably requested by the Secured Party;

         provided that any such sale shall not constitute a release of any of the Guarantor's obligations under this Agreement.

        5.7.2 It shall, notwithstanding Section 5.7.1, at all times maintain ownership and control of the Shareholder and the Borrower, as the case may be (or any successor to the Borrower with responsibility for the operation of the Project) and Phoenix Resources Company of Egypt.

        5.8 Bankruptcy, etc. It shall not take any steps (including petition, proposal or convening a meeting) or initiate any legal proceedings for or in respect of:

        (i) a composition, assignment or arrangement with all or any general class of its, the Shareholder's or the Borrower's creditors;

        (ii) the making of any petition in respect of it, the Shareholder or the Borrower under any applicable insolvency, bankruptcy or similar laws in any jurisdiction; or

        (iii) the passing of any resolution for (or petitioning for) its, the Shareholder's or the Borrower's winding up, dissolution or reorganization or administration or appointment of any trustee, receiver or similar officer or in respect of it, the Shareholder or the Borrower or any or all of its, the Shareholder's or the Borrower's assets or revenues.

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        5.9     Regulation.

        5.9.1   If it, the Shareholder or any of their respective
Subsidiaries or any ERISA Affiliate thereof establishes or (as a result of any merger, acquisition or other transaction) maintain a Plan, it shall comply, or cause any such other Person to comply, in all respects with ERISA and all other Legal Requirements applicable thereto, except where such non-compliance would not have a material adverse effect on it or any such other Person's financial condition, business or results of operations or its or any such other Person's ability to perform its obligations under any Transaction Document to which it or any such other Person is party.

        5.9.2 It shall not take any action which could result in any violation by it, or any of its Subsidiaries or the Borrower of any of the Corrupt Practices Acts.

        5.9.3 It shall not take any action which could reasonably be expected to result in it or any of its Subsidiaries or the Borrower falling within the definition of an "investment company" or a company "controlled" by an "investment company," under the ICA or becoming subject to regulation under PUHCA.

        5.10 Notices. Promptly, and in any event within five (5) Business Days after an Authorized Financial Officer obtains knowledge thereof, it will give:

        (i) to the Secured Party, notice of the occurrence of any event or of any litigation or governmental proceeding pending against it or any of its Affiliates which, if adversely determined, could reasonably be expected to materially and adversely affect its ability to perform its obligations under any Guarantor Transaction Document; and

        (ii) to the Secured Party and the Trustee, notice of the occurrence of any Potential Event of Default or Event of Default.

        5.11 Subordination of Advances. Except to the extent permitted in accordance with Section 6.01(b) of the Loan Agreement, it shall ensure that all Advances made by it to the Borrower (including any of such Advances made prior to the date hereof) at all times comply with, and are on the terms and conditions specified in, Annex 2 to the Loan Agreement, which terms and conditions are incorporated by reference herein and which it covenants and agrees to be bound by as if such terms and conditions were fully set forth herein.

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                                                                      SCHEDULE 6
                                                                   Page 27 of 32

        5.12 Management and Operating Practices. It shall ensure that the Borrower's affairs at all times are conducted in accordance with Annex 4 to the Loan Agreement.

        6.      Successions; Assignment.

        6.1 This Agreement shall inure to the benefit of any successors or assigns of the Secured Party.

        6.2 This Agreement is binding upon the Guarantor and its successors and assigns; provided that the Guarantor shall not assign its obligations hereunder to any other Person without the prior written consent of the Secured Party and any purported assignment in violation of this provision shall be void. The Secured Party shall be entitled to assign any or all of its rights hereunder in connection with any sale, assignment or participation of all or any part of the Loan.

        7.      Waivers.

        7.1 No delay on the part of the Secured Party in exercising any of its rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by the Secured Party or the Trustee with or without notice to the Guarantor or the Borrower or anyone else, shall constitute a waiver of any rights or shall affect or impair this Agreement.

        7.2 If any amount payable by the Guarantor hereunder is not paid as and when due, then the Guarantor authorizes the Secured Party to proceed, without prior notice, against any assets of the Guarantor which may be at that time in the possession of the Secured Party to the full extent of all amounts payable to the Secured Party hereunder, including all interest at the rate applicable to the A Loan as provided in Section 3.05 of the Loan Agreement.

        8. Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

        9. Notices. All notices in connection with this Agreement shall be given in writing, hand-delivered or sent by facsimile transmission, or by certified mail return-receipt requested, airmail if overseas), postage prepaid. All such notices shall

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                                                                      SCHEDULE 6
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be sent to the appropriate telecopier number or address, as the case may be, set forth below or to such other number or address as shall have been subsequently specified by written notice to the other party, and shall be sent with copies, if any, as indicated below. All such notices shall be effective upon receipt. The addresses for notices shall be as follows:

        (i)   The address of the Guarantor is:

              The Phoenix Resource Companies, Inc.
              6525 North Meridian
              Oklahoma City, Oklahoma 73116
              Attention: Chief Financial Officer
              Telecopier No.: (405) 728-5259

        (ii)  The address of the Secured Party is:

              International Finance Corporation
              1818 H Street, N.W.
              Washington, D.C. 20433
              Attention: Director, Oil Gas & Mining Department
              Telecopier No.: (202) 334-0230

        10. Amendments. This Agreement may be amended only with the written consent of the Secured Party and the Guarantor.

        11.   Governing Law; Submission to Jurisdiction; Venue

        11.1 This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York without regard to the conflict of laws rules thereof (other than the conflict of laws rules set forth in Section 5-1401 of the New York General Obligations Law).

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                                                                      SCHEDULE 6
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        11.2   Any legal action or proceeding against the Guarantor with
respect to this Agreement may be brought in the courts of the State of New
York in the County of New York or of the United States for the Southern
District of New York and, by execution and delivery of this Agreement, the Guarantor and hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Guarantor agrees that a judgement after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment, the Guarantor has irrevocably designated, appointed and empowered CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Secured Party. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in Section 9, such service to be effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Secured Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

        11.3 The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this agreement brought by the Secured Party in the courts referred to in Section 11.2 above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum or that any such action or proceeding should be stayed pending the outcome of any other action or proceeding (including any arbitration proceeding).

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                                                                      SCHEDULE 6
                                                                   Page 30 of 32


        12.     Taxes.

                Section 3.15 of the Loan Agreement is incorporated by reference, mutatis mutandis, as if fully set forth herein.

        13.     Judgment Currency.

        13.1 The Guarantor's obligations hereunder to make payments in Dollars not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars. If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction; it becomes necessary to convert into or from any currency other than Dollars (such other currency, the "JUDGMENT CURRENCY") an amount due in Dollars, the conversion shall be made, at the rate of exchange (as quoted by the Trustee or if the Trustee does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Secured Party) determined, in each case on the Business Day immediately proceeding the Business Day on which such judgment is given (the "JUDGMENT CURRENCY
CONVERSION DATE").

        13.2 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

        13.3    For purposes of determining the rate of exchange under this
Section 13, such amounts shall include any premium and costs payable in connection with the purchase of the Dollars.

        14. Integration of Terms. This Agreement and the agreements referred to herein contain the entire agreement between the Guarantor and the Secured Party relating to the subject matter hereof and supersede all oral statements and prior writing with respect hereto.

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                                                                      SCHEDULE 6
                                                                   Page 31 of 32

        15.     Termination;  Reinstatement; Survival

        15.1 Subject to the provisions of Section 15.2, the obligations of the Guarantor under this Agreement shall terminate on the Post-Completion Guarantee Termination Date; provided that, notwithstanding the occurrence of the Post-Completion Guarantee Termination Date, the obligations of the Guarantor under this Agreement shall remain in effect with respect to any amount of Post-Completion Period Obligations which are due, unpaid and outstanding on such date and shall not terminate until the indefeasible payment in full of all such amounts.

        15.2 Notwithstanding the provisions of Section 15.1, the obligations of the Guarantor under this Agreement shall be reinstated if, at any time following the termination of the obligations of the Guarantor under this Agreement pursuant to Section 15.1, any payment by the Guarantor under this Agreement is rescinded or must otherwise be returned by the Secured Party upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Borrower, the Shareholder, the Guarantor or otherwise, all as though such payment had not been made. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions hereof, including without limitation this Section 15.

        16. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and, all of which, when so executed and delivered by each of the parties hereto, shall constitute but one and the same instrument.

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                                                                      SCHEDULE 6
                                                                   Page 32 of 32


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.


                                        THE PHOENIX RESOURCE
                                        COMPANIES, INC.,
                                        Guarantor



                                        By:
                                           ---------------------------------

                                        Name:
                                             -------------------------------

                                        Title:
                                              ------------------------------

                                        INTERNATIONAL FINANCE
                                        CORPORATION,
                                        Secured Party



                                        By:
                                           ---------------------------------

                                        Name:
                                             -------------------------------

                                        Title:
                                              ------------------------------